File No. 024-12629

As filed with the Securities and Exchange Commission on July 23, 2025

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated July 23, 2025

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Exousia Pro, Inc.

(formerly Marijuana, Inc.)

Up to 25,000,000 Shares of Common Stock Offered by the Company

Up to 1,000,000 Shares of Common Stock Offered by the Selling Shareholder

By this Offering Circular, Exousia Pro, Inc., formerly Marijuana, Inc., a Florida corporation, is offering for sale a maximum of 25,000,000 shares of its common stock (the “Company Offered Shares”) at a fixed price of $[0.10-0.20] per share, pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Company Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Company Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Company Offered Shares will not be entitled to a refund and could lose their entire investments.

After the qualification of this offering by the SEC, up to $97,500 of principal amount convertible notes (the “Subject Convertible Notes”) will, by their terms, be eligible for conversion into shares of our common stock (the shares of our common stock issued upon conversion of the Subject Convertible Notes are referred to sometimes as the “Conversion Shares” and are also referred to sometimes as the “Selling Shareholder Offered Shares”), at the election of their holder (the “Selling Shareholder”), at the offering price for all of the Offered Shares, $[0.10-0.20] per share converted. Following each issuance of Conversion Shares, we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Conversion Shares issued in payment of the Subject Convertible Notes will be disclosed. We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. A minimum purchase of $5,000 of the Selling Shareholder Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. We will pay all of the expenses of this offering (other than discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering, if any). Our company will not be involved in any manner in the sales of the Selling Shareholder Offered Shares by the Selling Shareholder. (See “Use of Proceeds,” “Plan of Distribution” and “Selling Shareholder”).

Please see the “Risk Factors” section, beginning on page 3, for a discussion of the risks associated with a purchase of the Offered Shares.

This offering will commence within two days of the SEC’s qualification of the Offering Statement of which this Offering Circular forms a part; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Class of Securities Offered and Offering Party	Number of Offered Shares		Price to Public		Commissions	Proceeds to Offeror of Common Stock
Common Stock Offered by Our Company	25,000,000	(A)	$	[0.10-0.20]	$-0-	$5,000,000
Common Stock Offered by the Selling Shareholder	1,000,000	(B)(3)(4)	$	[0.10-0.20]	$-0-	$100,000
Totals	26,000,000				$-0-	$5,100,000

(A)	These securities are being qualified pursuant to subparagraph (F) of Rule 251(d)(3)(i).
(B)	These securities are being qualified pursuant to subparagraph (A) of Rule 251(d)(3)(i).
(1)	Our company will not pay any commissions for the sale of Company Offered Shares in this Offering. We do not intend to offer and sell the Company Offered Shares through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer or finder, information as to any such broker-dealer or finder shall be disclosed in a post-qualification amendment to this Offering Circular.
(2)	Does not account for payment of expenses of this offering, which are estimated to not exceed $15,000 and which include, among other expenses, legal fees, accounting costs, administrative services, Blue Sky compliance and actual out-of-pocket expenses incurred by us in selling the Company Offered Shares. We will pay all of the expenses of this offering (other than selling commissions payable with respect to the Selling Shareholder Offered Shares sold in this offering, if any), but we will not receive any of the proceeds from the sales of Selling Shareholder Offered Shares in this offering. (See “Plan of Distribution” and “Selling Shareholder”).
(3)	As of the date of this Offering Circular, none of these shares of common stock has been issued. After the qualification of this offering by the SEC, the Subject Convertible Notes will, by their terms, be eligible for conversion into up to 1,000,000 Selling Shareholder Offered Shares, at the election of the Selling Shareholder, at the offering price for all of the Offered Shares, $[0.10-0.20] per share converted. Following all such issuances, we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Offered Shares issued in payment of the Subject Convertible Notes to be offered by the Selling Shareholder in this offering will be disclosed. References herein to the “Offered Shares” include the Selling Shareholder Offered Shares, unless the context requires otherwise. (See “Use of Proceeds,” “Plan of Distribution” and “Selling Shareholder”).
(4)	This number of shares was determined by adding the principal amounts of the Subject Convertible Notes, $97,500, and an assumed $2,500 of interest thereon, then dividing that sum, $100,000, by the minimum price in the price range, $0.10, for a result of 1,000,000 shares.
(5)	Because the Subject Convertible Notes may be converted into Conversion Shares at the offering price in this offering, this amount represents the maximum amount that the Selling Shareholder would be able to derive from the sale of all Selling Shareholder Offered Shares.
(6)	We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. (See “Use of Proceeds” and “Selling Shareholders”).

The terms of this offering were determined arbitrarily by our company. The offering price for the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Risk Factors—Risks Related to a Purchase of Offered Shares” and “Dilution”).

There is no escrow established for the proceeds from sales of the Company Offered Shares in this offering. (See “Risk Factors—Risks Related to a Purchase of Offered Shares”).

Our common stock is quoted in the over-the-counter under the symbol “MAJI” in the OTC Pink marketplace of OTC Link. On July 22, 2025, the closing price of our common stock was $0.13 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Preferred Stock has the following voting rights: the holders of the Series A Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights.

Our Chief Executive Officer, Michael Sheikh, as the owner of the outstanding share of the Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page 2). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2025.

FOR FLORIDA RESIDENTS:

PURSUANT TO SECTION 517.061(11)(A)(5) OF THE FLORIDA STATUTES, FLORIDA INVESTORS HAVE A THREE-DAY RIGHT OF RESCISSION. IF A FLORIDA INVESTOR HAS EXECUTED A SUBSCRIPTION AGREEMENT AND TENDERED THE CONSIDERATION FOR THE PURCHASE, HE MAY ELECT, WITHIN THREE BUSINESS DAYS AFTER SIGNING THE SUBSCRIPTION AGREEMENT OR BEING FIRST NOTIFIED OF THIS RIGHT, WHICHEVER IS LATER, TO WITHDRAW FROM THE SUBSCRIPTION AGREEMENT AND RECEIVE A FULL REFUND AND RETURN (WITHOUT INTEREST) OF ANY MONEY PAID BY HIM. A FLORIDA INVESTOR’S WITHDRAWAL WILL BE WITHOUT ANY FURTHER LIABILITY TO ANY PERSON. TO ACCOMPLISH SUCH WITHDRAWAL, A FLORIDA INVESTOR NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY AT THE ADDRESS SET FORTH IN THIS MEMORANDUM INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM MUST BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY. IF A FLORIDA INVESTOR SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO AN OFFICER OF THE COMPANY TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME AND DATE WHEN IT IS MAILED. SHOULD A FLORIDA INVESTOR MAKE THIS REQUEST ORALLY, HE SHOULD ASK FOR WRITTEN CONFIRMATION THAT HIS REQUEST HAS BEEN RECEIVED. THE FOREGOING IS INTENDED TO CONSTITUTE THE NOTICE REQUIRED UNDER THE FLORIDA STATUTES. ACCORDINGLY, EACH PURCHASER WILL HAVE THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO VOID HIS PURCHASE OF THESE SECURITIES.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Exousia Pro, Inc., formerly Marijuana, Inc., a Florida corporation, including its subsidiaries.

Our Company

History. We were incorporated in the State of Nevada on April 28, 2010, under the name Norman Cay Development, Inc. On July 12, 2012, our corporate name changed to Discovery Gold Corporation. On August 19, 2019, our corporate name changed to GRN Holding Corporation. On August 4, 2022, our company redomiciled to the State of Florida. On November 13, 2023, our corporate name changed to Marijuana, Inc.

On April 2, 2025, our corporate name changed to Exousia Pro, Inc. The effective time, as it relates to the stock trading market, of this corporate action, which will include a change to our trading symbol, will depend on the date on which FINRA issues its approval of our related filing. We are unable to predict the date on which FINRA will issue such approval.

Recent Change in Control. Effective October 30, 2024, a change in control of our company occurred. On such date, Earth Onyx, LLC, a company owned by our former Sole Director and Officer, sold 100 shares (the “Control Shares”), or 100% of the outstanding shares, of our Series A Preferred Stock to our current Sole Director and Chief Executive Officer. Mr. Sheikh paid $60,000 in cash and delivered a promissory note (the “Closing Note”) to Earth Onyx, LLC in payment of the Control Shares. The Closing Note has a principal amount of $100,000 and is due on the later of 60 days from October 30, 2024, and the date on which Mr. Steinberg shall have delivered ready-to-file federal tax returns for the years ended December 31, 2022 and 2023, of our company. Mr. Sheikh and Earth Onyx, LLC entered into Pledge Agreement, to secure Mr. Sheikh’s payment obligations under the Closing Note.

Recent Acquisition; Exiting “Shell Company” Status. Effective December 31, 2024, pursuant to a stock purchase agreement with Ludwig Enterprises, Inc. (“Ludwig”), a publicly-traded company (symbol: LUDG), we acquired 100% of Exousia Ai, Inc., a Wyoming corporation (Exousia AI), and related assets, in consideration of a $100,000 promissory note (the “Ludwig Note”), the principal and interest of which is due on December 31, 2025, and 10,000 shares of our Series B Convertible Preferred Stock. In conjunction with the issuance of the Ludwig Note, we entered into a pledge agreement with Ludwig, to secure our timely payment of the Ludwig Note. Exousia AI is a biotechnology company in the field of exosomes. In the transaction, we secured a worldwide license for certain exosome technologies. (See “Business”).

With the acquisition of Exousia AI, our company exited “shell company” status.

Current Business. Our company is a clinical stage biotechnology company developing new ways to exploit the therapeutic potential of exosomes, initially focused in the field of oncology. Our proprietary manufacturing process utilizes plant-based materials to create exosomes used in a number of commercial applications, including dermatology and dentistry. Our proprietary loading technology can infuse a range of molecules from drugs to DNA. (See “Business”).

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Offering Summary

Securities Offered by our Company	25,000,000 shares of common stock, par value $0.001 (the Company Offered Shares).
Offering Price	$[0.10-0.20] per Company Offered Share and per Selling Shareholder Offered Share.
Shares Outstanding Before This Offering	40,294,567 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	66,294,567 shares issued and outstanding, assuming the sale of all of the Company Offered Shares hereunder and the issuance of all 1,000,000 Conversion Shares to the Selling Shareholder.
Minimum Number of Company Offered Shares to Be Sold in This Offering	There is no minimum number of Company Offered Shares to be sold in this offering. A minimum purchase of $5,000 of the Offered Shares, whether Company Offered Shares or Selling Shareholder Offered Shares, is required in this offering; any additional purchase must be in an amount of at least $1,000.
Selling Shareholder

After the qualification of this offering by the SEC, up to $97,500 of Subject Convertible Notes will, by their terms, be eligible for conversion into up to 1,000,000 Conversion Shares, at the election of their holder (the Selling Shareholder), at the offering price for all of the Offered Shares, $[0.10-0.20] per share converted. Following each issuance of Conversion Shares, we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Conversion Shares issued in payment of the Subject Convertible Notes will be disclosed. but we will pay all of the expenses of this offering (other than discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering, if any). Our company will not be involved in any manner in the sales of the Selling Shareholder Offered Shares by the Selling Shareholder. (See “Use of Proceeds,” “Plan of Distribution” and “Selling Shareholder”).

Disparate Voting Rights

Our outstanding shares of Series A Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Preferred Stock has the following voting rights: the holders of the Series A Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights.

Our Chief Executive Officer, Michael Sheikh, as the owner of the outstanding share of the Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

Investor Suitability Standards

The Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “MAJI” in the OTC Pink marketplace of OTC Link.
Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the cash proceeds from sales of Company Offered Shares in this offering for investigational new drug trials, new product development, acquisition of lab equipment, marketing and working capital. (See “Use of Proceeds”).
Risk Factors

An investment in the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares).

Corporate Information	Our principal executive offices are located at 7901 4th Street N #23494, St. Petersburg, Florida 33702; our telephone number is 509-605-6533; our corporate website is located at www.exousiapro.com. No information found on our company’s website is part of this Offering Circular.

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Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

RISK FACTORS

[Note: References in this Risk Factors section to “Offered Shares” include the Company Offered Shares and the Selling Shareholder Offered Shares, unless specifically indicated otherwise.]

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the three months ended March 31, 2025 and 2024, we incurred a net loss of $373,187 (unaudited) and $32,300 (unaudited), respectively, and, as of March 31, 2025, we had an accumulated deficit of $(13,277,936 (unaudited). For the years ended December 31, 2024 and 2023, our predecessor operations reported a net loss of $320,467 (unaudited) and $10,384 (unaudited), respectively, and, as of December 31, 2024, we had an accumulated deficit of $(12,904,749 (unaudited).

These foregoing operational results are those of our accounting predecessor. For several years prior to December 31, 2024, the date of our acquisition of Exousia AI, we were a “shell company.”

Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our growth strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. For several years prior to December 31, 2024, the date of our acquisition of Exousia AI, we were a “shell company,” that is, our company had minimal assets, generated no revenues and incurred a net loss from operations. Because neither our company nor Exousia AI, our accounting predecessor, has never earned a profit, an investment in the Offered Shares is speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

-	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
-	our ability to execute our business strategies;
-	our ability to manage our expansion, growth and operating expenses;
-	our ability to finance our business;
-	our ability to compete and succeed in highly a competitive industry; and
-	future geopolitical events and economic crisis.

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There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our exosome-based business model. We are unable to offer assurance that we will be successful in establishing our exosome-based business model. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of executive officers; the loss of these persons could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our exosome-based business strategies will depend, primarily, on the continued service of our executive officers, Michael Sheikh and Matthew Dwyer. The loss of one or both of such executive officers, for any reason, could seriously impair our ability to execute our business strategies, which could have a materially adverse effect on our business and future results of operations. We have not entered into employment agreements with either of Messrs. Sheikh and Dwyer. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our exosome-based strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the potential markets for our exosome-based products. Rather, our implementation plans and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

We are in competition with companies that are larger, more established and better capitalized than are we. We are in competition with companies that are larger, more established and better capitalized than are we. The medical products development industry and the consumer medical products industry are highly competitive, rapidly evolving and subject to constant change. The number of competitors in each of these industries is substantial. We expect that, if our products establish a market niche, competition will arise from a variety of sources, including from large health-related companies to other smaller national and regional health-related companies.

Many of our potential competitors possess:

● greater financial, technical, personnel, promotional and marketing resources;

● longer operating histories;

● greater name recognition; and

● larger consumer bases.

We cannot assure you that we will be able to compete effectively in our extremely competitive industry.

Our planned consumer medical products will compete in highly competitive markets, which would result in pressure on our profit margins and limit our ability to establish, maintain and increase the market share of our products. All of our future products will be subject to significant competition and pricing pressures. We will experience significant competitive pricing pressures, as well as competitive products. While we expect that our exosome-infused products will possess unique competitive features as compared to those offered by other companies, several competitors can be expected to offer products with prices that may match or are lower than ours.

It is possible that one or more of our competitors could develop a significant research advantage over our company that allows them to provide superior products or pricing, which could put us at a competitive disadvantage. Continued pricing pressure or improvements in research and shifts in customer preferences away from products such as our planned products could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

Any future adverse publicity or consumer perception of our planned products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues. We expect that we will be highly dependent upon positive consumer perceptions of the quality of our planned products, as well as similar products distributed by other companies. Consumer perception of our products can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of our products, or products similar to ours, could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

If we are unable to develop and later market our products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete. Our planned products will compete in extremely competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products which may achieve commercialization before our products enter the market.

If our planned products do not provide the beneficial effects intended, our business may suffer. Our planned products are expected to contain exosomes and other innovative ingredients or combinations of ingredients. It is possible that one or more of our planned products could have certain side effects if not used as directed or if used by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of our planned products, even when used as directed, will have the effects intended or will not have harmful side effects. Should any of our planned products cause unwanted side effects or not have the results intended, it could have a material adverse effect on our business, financial condition and results of operations.

Our marketing strategies for our planned products may not be successful. We will be required to attract customers to our products, all of which will be new upon their introduction. Should our marketing strategies fail to establish sales of our planned products, our operations will be adversely affected.

Our business may be affected by litigation and government investigations. We may, from time to time, receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming, and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

There will be no third-party oversight over the manufacturer of our planned products, should we determine to contract for their manufacture. For our planned products, we may elect to engage one or more third-party manufacturers whose facilities are FDA-approved. While such facilities are inspected by the FDA, FDA inspections may not be conducted on a regular basis. Further, we do not intend to employ an independent third party to inspect regularly any such facility nor will our management regularly visit such facility to conduct a quality control review. As such, there is a risk that the quality of our planned products could decline. Any decline, or perception of decline, in the quality of our planned products could adversely affect our reputation and consequently adversely affect our results of operations and revenue.

The sale of our planned products will involve product liability and related risks that could expose us to significant insurance and loss expenses. We will face an inherent risk of exposure to product liability claims if the use of our planned products results in, or is believed to have resulted in, illness or injury. In addition, interactions of these planned products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences.

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

We will be subject to product recalls. Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our planned products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of our products were subject to recall, the image of that product and our company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls could lead to increased scrutiny of our operations by the FDA or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand. We have invested, and will continue to invest, resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our patents and trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

If we are unable to obtain and maintain protection of our intellectual property, which are costly to maintain, the value of our products may be adversely affected. Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets can be expected to increase and product overlaps to occur, and infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

We will attempt to protect our intellectual property position, in part, by filing patent applications related to our developed proprietary technologies, inventions and improvements that are important to our business. However, our patent and trademark positions are not likely, by themselves, to prevent others from commercializing products that compete directly with our products. In addition, any patents and trademarks that may be owned by us or issued to us could be challenged, invalidated or held to be unenforceable. We also note that any patent granted may not provide a competitive advantage to us. Our competitors may independently develop technologies that are substantially similar or superior to our technologies. Further, third parties may design around our proprietary products and technologies.

We rely on certain trade secrets and we may not be able to adequately protect our trade secrets even with contracts with our personnel and third parties. Also, any third party could independently develop and have the right to use, our trade secret, know-how and other proprietary information. If we are unable to protect our intellectual property rights, our business, prospects, financial condition and results of operations could suffer materially.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

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Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

The outstanding shares of Series A Preferred Stock preclude current and future owners of our common stock from influencing any corporate decision. Our Chief Executive Officer, Michael Sheikh, owns all of the outstanding shares of our Series A Preferred Stock. The Series A Preferred Stock has the following voting rights: the holders of the Series A Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights. Mr. Sheikh will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

The outstanding shares of our Series B Convertible Preferred Stock represent potential significant future dilution in ownership of our common stock, including the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares). The outstanding shares of our Series B Convertible Stock may be converted into a total of 47,000,000 shares of common stock, at any time, after the date that is six months immediately following the effective date of our common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.

Were these shares of Series B Convertible Preferred Stock to be converted into shares of common stock immediately after this offering, and assuming the sale of all Company Offered Shares, we would be required to issue 47,000,000 shares of common stock to the holder(s) of the Series B Convertible Preferred Stock. These issuances would cause holders of our common stock, including the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares), to incur significant dilution in their ownership of our company. We are unable to predict the effect that any such conversion event would have on the market price of our common stock. (See “Dilution–Ownership Dilution”).

The market overhang represented by the potential conversions of our outstanding shares of Series B Convertible Preferred Stock into our common stock could have a negative impact on the market price of our common stock and could impair our ability to obtain needed capital. The market overhang represented by the potential conversions of our outstanding shares of Series B Convertible Preferred Stock into a large number of shares of our common stock could cause the market for our common stock to remain or, eventually, become weak, due to market fears of such conversions. However, we are unable to predict the effect that any such conversion event would have on the market price of our common stock.

Additionally, the existence of such market overhang could result in our inability to obtain capital, including in this offering, on favorable terms or at all. In such circumstance, our ability to pursue our plan of business and to earn a profit would be impaired. There is no assurance that we will be able to overcome any adverse effects resulting from the existence of such market overhang.

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There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares). Because our common stock is volatile and thinly traded, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares).

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

-	quarterly variations in our operating results;
-	operating results that vary from the expectations of investors;
-	changes in expectations as to our future financial performance, including financial estimates by investors;
-	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
-	changes in our capital structure;
-	announcements of innovations or new services by us or our competitors;
-	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
-	lack of success in the expansion of our business operations;
-	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
-	additions or departures of key personnel;
-	asset impairment;
-	temporary or permanent inability to operate our retail location(s); and
-	rumors or public speculation about any of the above factors.

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The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Ownership Dilution

[Note: References in this Ownership Dilution section to “Offered Shares” include the Company Offered Shares and the Selling Shareholder Offered Shares, unless specifically indicated otherwise.]

 The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Series B Convertible Preferred Stock any time after the date that is six months immediately following the effective date of our common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets. However, the conversion of the shares of Series B Convertible Preferred Stock into shares of our common stock would cause holders of our common stock, including the Offered Shares, to incur significant dilution in their ownership of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities—Series B Convertible Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Company Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of March 31, 2025, was $(862,010) (unaudited), or $(0.02) (unaudited) per share. Net tangible book value per share is equal to total assets ($218,566) minus the sum of total liabilities ($877,895) and intangible assets ($202,681) divided by the total number of shares outstanding at March 31, 2025 (38,094,567 shares).

Without taking into account issuances of shares of our common stock occurring after March 31, 2025, after deducting estimated offering expenses payable by us of $15,000, the tables below illustrate the dilution to purchasers of Company Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Company Offered Shares are sold at a per share price of $0.20.

Assuming the Sale of 100% of the Company Offered Shares
Assumed offering price per share	$0.20
Net tangible book value per share as of March 31, 2025 (unaudited)	$(0.02)
Increase in net tangible book value per share after giving effect to this offering	$0.08
Pro forma net tangible book value per share as of March 31, 2025 (unaudited)	$0.06
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.14

Assuming the Sale of 75% of the Company Offered Shares
Assumed offering price per share	$0.20
Net tangible book value per share as of March 31, 2025 (unaudited)	$(0.02)
Increase in net tangible book value per share after giving effect to this offering	$0.07
Pro forma net tangible book value per share as of March 31, 2025 (unaudited)	$0.05
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.15

Assuming the Sale of 50% of the Company Offered Shares
Assumed offering price per share	$0.20
Net tangible book value per share as of March 31, 2025 (unaudited)	$(0.02)
Increase in net tangible book value per share after giving effect to this offering	$0.05
Pro forma net tangible book value per share as of March 31, 2025 (unaudited)	$0.03
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.17

Assuming the Sale of 25% of the Company Offered Shares
Assumed offering price per share	$0.20
Net tangible book value per share as of March 31, 2025 (unaudited)	$(0.02)
Increase in net tangible book value per share after giving effect to this offering	$0.03
Pro forma net tangible book value per share as of March 31, 2025 (unaudited)	$0.01
Dilution in net tangible book value per share to purchasers of Company Offered Shares in this offering	$0.19

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Company Offered Shares at a per share price of $0.20. There is, of course, no guaranty that we will be successful in selling any of the Company Offered Shares in this offering.

	Assumed Percentage of Company Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	6,250,000	12,500,000	18,750,000	25,000,000
Gross proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Offering expenses(1)	15,000	15,000	15,000	15,000
Net proceeds	$1,235,000	$2,485,000	$3,735,000	$4,985,000

______________________

(1)	Offering expenses include the following items, certain of which are estimated for purposes of this table: administrative expenses, legal and accounting fees, publishing/EDGAR and Blue-Sky compliance.

The table below sets forth the proceeds we would derive from the sale of assuming the sale of 25%, 50%, 75% and 100% of the Company Offered Shares at a per share price of $0.20, assuming the payment of no sales commissions or finder’s fees and assuming the payment of expenses associated with this offering of $15,000. There is, of course, no guaranty that we will be successful in selling any of the Company Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Company Offered Shares Sold in This Offering(1)
	25%	50%	75%	100%
Investigational New Drug trials	500,000	1,000,000	1,500,000	2,000,000
New Product Development	250,000	500,000	750,000	1,000,000
Acquisition	250,000	500,000	1,000,000	1,500,000
Lab Equipment	100,000	150,000	200,000	250,000
Marketing	50,000	75,000	100,000	150,000
Working Capital(2)	85,000	260,000	200,000	85,000
Total	$1,235,000	$2,485,000	$3,735,000	$4,985,000

(1)	The Subject Convertible Notes were issued, as follows:

(a)	On November 18, 2024, we issued a $25,000 principal amount convertible promissory note to NLF Support Services, LLC, a wholly-owned services subsidiary of our legal counsel, Newlan Law Firm, PLLC, that bears interest at 8% per annum, is due on November 18, 2025, and is convertible at this holder’s election, into Conversion Shares. This convertible promissory note was issued in payment of legal services. (See “Plan of Distribution” and “Selling Shareholder”).

(b) (c)

On June 10, 2025, we issued a $20,000 principal amount convertible promissory note to NLF Support Services, LLC, a wholly-owned services subsidiary of our legal counsel, Newlan Law Firm, PLLC, that bears interest at 8% per annum, is due on June 10, 2026, and is convertible at this holder’s election, into Conversion Shares. This convertible promissory note was issued in payment of legal services. (See “Plan of Distribution” and “Selling Shareholder”).

On June 10, 2025, we issued a $52,500 principal amount convertible promissory note to NLF Support Services, LLC, a wholly-owned services subsidiary of our legal counsel, Newlan Law Firm, PLLC, that bears interest at 8% per annum, is due on June 10, 2026, and is convertible at this holder’s election, into Conversion Shares. This convertible promissory note was issued in payment of legal services. (See “Plan of Distribution” and “Selling Shareholder”).

(See “Plan of Distribution” and “Selling Shareholders”).

(2)	None of the proceeds in this offering derived from sales of Company Offered Shares will be used to compensate our officers and directors, nor will any such proceeds be used to discharge indebtedness.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the beverage industry, general economic conditions and our future revenue and expenditure estimates.

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Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 25,000,000 Company Offered Shares on a best-efforts basis, at a fixed price of $[0.10-0.20] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

In addition, the Selling Shareholder is offering up to 1,000,000 Selling Shareholder Offered Shares. We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering). Our company will not be involved in manner way in the sales of the Selling Shareholder Offered Shares by the Selling Shareholder. (See “Selling Shareholder”).

There is no minimum number of Company Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Michael Sheikh. Mr. Sheikh will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Sheikh is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Sheikh:

-	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
-	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
-	is not an associated person of a broker or dealer; and
-	meets the conditions of the following:
-	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
-	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
-	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Company Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer. Should we determine to employ a registered broker-dealer, information as to any such broker-dealer shall be disclosed in a post-qualification amendment to this Offering Circular.

Procedures for Subscribing

In General. If you are interested in subscribing for Company Offered Shares in this offering, please submit a request for information by e-mail to Mr. Sheikh at: msheikh@exousiapro.com; all relevant information will be delivered to you by return e-mail via electronic PDF format. Additionally, this Offering Circular will be available for viewing and download 24 hours per day, 7 days per week on our website at www.exousiapro.com, as well as on the SEC’s website, www.sec.gov.

Thereafter, should you decide to subscribe for Company Offered Shares, you are required to follow the procedures described therein, which are:

-	Electronically execute and deliver to us a subscription agreement via e-mail to: msheikh@exousiapro.com; and
-	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Subscription Review Process. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us and shall have cleared, we have the right to review and accept or reject your subscription, in whole or in part. In determining whether to accept or reject a subscription, we will consider the following factors: whether the subscriber or an affiliate of the subscriber qualifies as a “bad actor” as defined in Rule 262(d) of the SEC; the reputation of the subscriber and its affiliates within the securities industry; our then-current need for a cash investment; the state of the securities markets, in general, and the market for our common stock, in particular.

Within three (3) days after we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us and shall have cleared, we will notify you of our decision, and the reason therefor, to reject or accept your subscription.

Rejection of Subscriptions. Should we determine to reject your subscription, we will return all monies from your rejected subscription via wire transfer (or such other method as directed by you) within one (1) business day of our notifying you of such determination, without interest or deduction.

Acceptance of Subscriptions. Should we determine to accept your subscription, we will countersign the subscription agreement and, within one (1) business day, issue and deliver the Company Offered Shares subscribed in accordance with your delivery instructions. Once your subscription has been accepted by us, you may not revoke or change your subscription or request the return of your subscription funds. All accepted subscription agreements are irrevocable.

An investor will become a shareholder of our company, upon our acceptance of our acceptance of a subscription, with the Company Offered Shares being issued immediately thereafter. For clarity, the subscription settlement will not occur until an investor’s funds have cleared and we accept an investor’s subscription.

By executing the subscription agreement and paying the total purchase price for the Company Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Law Exemption and Offerings to Qualified Purchasers” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares, whether Company Offered Shares or Selling Shareholder Offered Shares, in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan initially to qualify the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) in Colorado, Connecticut, Delaware, Georgia, Puerto Rico and New York, and it is possible that we would determine to qualify Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) in all states. In the case of each state in which Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) are offered and sold, we will qualify the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) for sale with the applicable state securities regulatory body or the Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) will be offered and sold pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our company’s offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Company Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

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Issuance of the Company Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Company Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Company Offered Shares.

Transferability of the Offered Shares

The Offered Shares (Company Offered Shares and Selling Shareholder Offered Shares) will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

We have not used, and we do not intend to use, any advertising, sales and other promotional materials outside of this Offering Circular, including “testing the waters” materials under the authorization of Rule 255.

SELLING SHAREHOLDER

After the qualification of this offering by the SEC, a total of $97,500 of principal amount convertible notes (the Subject Convertible Notes) will, by their terms, be eligible for conversion into the Conversion Shares (the Selling Shareholder Offered Shares), at the election of their holder, at the offering price for all of the Offered Shares, $ [0.10-0.20] per share. Following all such issuances, we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Conversion Shares issued in payment of the Subject Convertible Notes will be disclosed.

The shareholder named in the table below is the “Selling Shareholder.” The Selling Shareholder intends to sell up to 1,000,000 Selling Shareholder Offered Shares at the offering price for all of the Offered Shares, $[0.10-0.20] per share. The Selling Shareholder is a third party. Our company will not be involved in any manner in the sales of the Selling Shareholder Offered Shares by the Selling Shareholder.

We will pay all of the expenses of this offering (other than the selling commissions payable with respect to the Selling Shareholder Offered Shares sold in this offering, if any), but we will not receive any of the proceeds from the sales of Selling Shareholder Offered Shares in this offering.

The Selling Shareholder is not associated with a broker-dealer.

The Selling Shareholder intends to sell the Selling Shareholder Offered Shares in market transactions or in negotiated private transactions at the per share offering price for all of the Offered Shares, $[0.10-0.20] per share. The Selling Shareholder may be deemed to be an “underwriter” of the shares of our common stock offered by the Selling Shareholder in this offering. In this regard, the Selling Shareholder intends to deliver to a purchaser this Offering Circular before or with the sale of Selling Shareholder Offered Shares. It is expected that, in sales of Selling Shareholder Offered Shares in market transactions, if any, this Offering Circular would be delivered in digital format with the relevant sale confirmation.

A minimum purchase of $5,000 of the Selling Shareholder Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000.

		Prior to this Offering			After this Offering
Name of Selling Shareholder	Position, Office or Other Material Relationship	# of Shares Beneficially Owned(1)	% Beneficially Owned (2)	# of Shares to be Offered for the Account of the Selling Shareholder	# of Shares Beneficially Owned	% Beneficially Owned (3)
Newlan Support Services, LLC(4)	See Note 4	1,000,000	2.42%	1,000,000	0	0%

(1)	None of these shares has been issued, but underlie the Subject Convertible Notes. Rather, the share numbers in this column are estimates of the number of Selling Shareholder Offered Shares that the listed holder may acquire from our company. Following each issuance of Conversion Shares (Selling Shareholder Offered Shares), we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Conversion Shares (Selling Shareholder Offered Shares) issued in payment of the Subject Convertible Notes will be disclosed.
(2)	Based on 41,294,567 shares outstanding, assuming the issuance of 1,000,000 Conversion Shares, before this offering.
(3)	Based on 66,294,567 shares outstanding, assuming the sale of all of the Company Offered Shares and the issuance and subsequent sale of 1,000,000 Conversion Shares, after this offering.
(4)	This entity is a wholly-owned services subsidiary of our legal counsel, Newlan Law Firm, PLLC, the Managing Member of which is Eric Newlan. The address of this Selling Shareholder is 13680 CR 306, Buena Vista, Colorado 81211.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 250,000,000 shares of common stock, $.001 par value per share; and (b) 10,000,000 shares of Preferred Stock, $.001 par value per share, (1) 100 of which have been designated Series A Preferred Stock and (2) 10,000 of which have been designated Series B Convertible Preferred Stock.

As of the date of this Offering Circular, there were (x) 40,294,567 shares of our common stock issued and outstanding held by 79 holders of record; (y) 100 shares of Series A Preferred Stock issued and outstanding held by one (1) holder of record; and (z) 10,000 shares of Series B Convertible Preferred Stock issued and outstanding held by one (1) holder of record.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Further, the outstanding shares of Series A Preferred Stock are beneficially owned by our Chief Executive Officer, Michael Sheikh. Mr. Sheikh, thus, controls all corporate matters of our company. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Preferred Stock

Voting. The holders of the Series A Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights.

Dividends. The Series A Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. The Series A Preferred Stock is not entitled to any amount upon any liquidation, dissolution or winding up of our company, either voluntary or involuntary.

Conversion. The Series A Preferred Stock has no rights of conversion.

Series B Convertible Preferred Stock

Voting Rights. Each share of Series B Convertible Preferred Stock shall be entitled to one (1) vote in all matters requiring shareholder approval.

Dividends. The Series B Convertible Preferred Stock shall be treated pari passu with our common stock, except that the dividend on each share of Series B Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of our common stock multiplied by the conversion rate.

Liquidation. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, payments to the holders of Series B Convertible Preferred Stock shall be treated pari passu with our common stock, except that the payment on each share of Series B Convertible Preferred Stock shall be equal to the amount of the payment on each share of our common stock multiplied by the conversion rate.

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Conversion. Each share of the Series B Convertible Preferred Stock shall be convertible into 4,700 shares of our common stock; a holder of shares of Series B Convertible Preferred Stock shall be required to convert all of such holder’s shares of Series B Convertible Preferred Stock, should any such holder exercise his, her or its rights of conversion; the Series B Convertible Preferred Stock may be converted into shares of our common stock any time after the date that is six months immediately following the effective date of our common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Florida law.

Transfer Agent

Currently, the transfer agent for our common stock is Securities Transfer Corporation. However, on approximately June 30, 2025, the transfer agent for our common stock will become ClearTrust, LLC, 16540 Pointe Village Dr Suite 210, Lutz, FL 33558. ClearTrust’s website is located at: www.cleartrustonline.com No information found on ClearTrust’s website is part of this Offering Circular.

BUSINESS

History

We were incorporated in the State of Nevada on April 28, 2010, under the name Norman Cay Development, Inc. On July 12, 2012, our corporate name changed to Discovery Gold Corporation. On August 19, 2019, our corporate name changed to GRN Holding Corporation. On August 4, 2022, our company redomiciled to the State of Florida. On November 13, 2023, our corporate name changed to Marijuana, Inc.

On April 2, 2025, our corporate name changed to Exousia Pro, Inc. The effective time, as it relates to the stock trading market, of this corporate action, which will include a change to our trading symbol, will depend on the date on which FINRA issues its approval of our related filing. We are unable to predict the date on which FINRA will issue such approval.

Recent Change in Control

Effective October 30, 2024, a change in control of our company occurred. On such date, Earth Onyx, LLC, a company owned by our former Sole Director and Officer, sold 100 shares (the “Control Shares”), or 100% of the outstanding shares, of our Series A Preferred Stock to our current Sole Director and Chief Executive Officer. Mr. Sheikh paid $60,000 in cash and delivered a promissory note (the “Closing Note”) to Earth Onyx, LLC in payment of the Control Shares. The Closing Note has a principal amount of $100,000 and is due on the later of 60 days from October 30, 2024, and the date on which Mr. Steinberg shall have delivered ready-to-file federal tax returns for the years ended December 31, 2022 and 2023, of our company. Mr. Sheikh and Earth Onyx, LLC entered into Pledge Agreement, to secure Mr. Sheikh’s payment obligations under the Closing Note.

Recent Acquisition; Exiting “Shell Company” Status

Effective December 31, 2024, pursuant to a stock purchase agreement with Ludwig Enterprises, Inc. (“Ludwig”), a publicly-traded company (symbol: LUDG), we acquired 100% of Exousia Ai, Inc., a Wyoming corporation (Exousia AI), and related assets, in consideration of a $100,000 promissory note (the “Ludwig Note”), the principal and interest of which is due on December 31, 2025, and 10,000 shares of our Series B Convertible Preferred Stock. In conjunction with the issuance of the Ludwig Note, we entered into a pledge agreement with Ludwig, to secure our timely payment of the Ludwig Note. Exousia AI is a biotechnology company in the field of exosomes. In the transaction, we secured a worldwide license for certain exosome technologies. (See “Business”).

With the acquisition of Exousia AI, our company exited “shell company” status.

Business Summary

Our company is a clinical stage biotechnology company developing new ways to exploit the therapeutic potential of exosomes, initially focused in the field of oncology. Our proprietary manufacturing process utilizes plant-based materials to create exosomes used in a number of commercial applications, including dermatology and dentistry. Our proprietary loading technology can infuse a range of molecules from drugs to DNA.

Our Exosome Vision

We believe the future of plant-based exosomes is rich with potential. As technology advances, plant exosomes could become a cornerstone of green biotechnology, offering sustainable, efficient and biocompatible solutions across medicine, agriculture and food science, for example. Their natural properties, combined with ongoing research and technological developments, make them an exciting frontier in therapeutic delivery, disease prevention and environmental sustainability.

Within our exosome strategy, we have established three separate divisions in which our planned future activities will operate.

Biotech: This division will create new therapies using exosomes, focusing on cancer.

Cosmeceutical: This division will focus on using exosomes in the multi-billion-dollar skincare industry. We are in the midst of two studies using our plant-based exosomes in skincare treatments.

Nutraceutical: This division will work on adding exosomes to certain anti-aging supplements, IV therapies, tinctures and peptides.

About Exosomes

Exosomes were first discovered in the 1980s, when researchers initially observed small vesicles being secreted by cells. These vesicles were believed to be cellular debris or byproducts of cell turnover. The breakthrough came in 1983, when two independent studies - one by John Raposo and colleagues and another by Peter Harding and his team - revealed that exosomes were not just cellular waste, but functional entities with important roles in intercellular communication. The researchers identified exosomes as small, membrane-bound vesicles ranging from 30 to 150 nanometers in diameter, released from multivesicular bodies (MVBs) into the extracellular space. These discoveries challenged earlier assumptions and opened the door to understanding exosomes as key players in various biological processes, including immune response, cell signaling, and disease progression. As the field advanced, it became clear that exosomes contained proteins, lipids, and RNA, positioning them as crucial vehicles for cell-to-cell communication and potential therapeutic applications.

Exosomes: The “FedEx® of Cells”

Exosomes are often likened to couriers because they act as delivery vehicles, transporting various molecular cargo, such as proteins, lipids, and RNA, between cells. Just as a courier picks up and delivers packages from one location to another, exosomes carry their cargo from one cell to another, facilitating communication between distant cells. This "delivery" allows exosomes to transfer information that can influence the behavior of recipient cells, such as triggering immune responses, regulating gene expression, or even contributing to disease processes like cancer metastasis. The ability of exosomes to travel through bodily fluids like blood, saliva, and urine, delivering their cargo to specific target cells, underscores their role as highly efficient biological couriers, enabling complex signaling networks within the body.

Plant-Based Exosomes

Plant-based exosomes, also known as plant-derived exosomes or extracellular vesicles (EVs), are similar to the exosomes found in animal cells, but they are secreted by plant cells. These vesicles are small, membrane-bound structures that carry various molecular cargo, such as proteins, lipids, RNA, and other biomolecules. Just like animal exosomes, plant-derived exosomes are involved in intercellular communication, though their functions and mechanisms are still being actively researched.

What distinguishes plant-based exosomes from animal-derived exosomes is that they are naturally produced by plants and can be isolated from plant tissues, fruits, seeds, and even plant-based foods. They have gained attention for their potential use in food science, nutrition, and biomedicine due to their bioactive components and potential health benefits.

Key Features and Potential Applications

Our company views plant-based exosomes as having many potentially significant capabilities, useful in the following applications, among others:

Health Benefits: Plant exosomes are believed to carry bioactive compounds like small RNAs, proteins, and polyphenols, which can have antioxidant, anti-inflammatory, and anticancer properties. There is increasing interest in using these vesicles as nutraceuticals-biologically active food ingredients that promote health and prevent disease.

Drug Delivery: Plant-derived exosomes are also being explored for their potential to serve as drug delivery systems. They have natural properties that may make them less likely to trigger immune responses compared to synthetic or animal-derived vesicles, offering a potential advantage in clinical applications.

Environmental and Eco-Friendly: Unlike animal-derived exosomes, which can raise ethical and environmental concerns, plant-based exosomes are considered more sustainable and environmentally friendly. They can be isolated from plants that are grown in abundance, making them a renewable resource for various applications.

Viral Immunity and Disease Management: Some research has suggested that plant exosomes may play a role in plant immunity, helping plants resist infections by transporting defensive molecules. This has led to interest in using plant exosomes in immunotherapy for humans, particularly as a way to modulate immune responses in diseases like cancer.

Why We Are Developing Plant-Based Exosome Products

Plant-based exosomes will allow us to load these cell couriers with thousands of biomimetic factors, including growth factors, peptides, liposomes, amino acids, and proteins directed explicitly to target inflammation as well as for wound healing angiogenesis and the stimulation of hyaluronic acid, collagen and elastin production.

Furthermore, Plant-based exosomes can be engineered to carry drugs, proteins, or RNA molecules to specific tissues or cells, making them highly promising for targeted drug delivery systems. Exosomes are naturally adept at fusing with cell membranes, which allows them to efficiently deliver their cargo directly to the inside of recipient cells. This makes them ideal for delivering therapeutic agents to targeted locations in the body, minimizing side effects compared to conventional drugs.

Our Future With Plant-Based Exosomes

The future of plant-based exosomes is promising, with growing interest in their potential to revolutionize fields like medicine, agriculture, and food science. As research into their properties and applications expands, we are likely to see significant advances in both their use as therapeutic tools and their integration into various industries. Below is a discussion of which areas we believe plant-based exosomes could make a significant impact, in the future.

Drug Delivery and Targeted Therapy. One of the most exciting possibilities for plant-based exosomes is their use in targeted drug delivery. Due to their natural ability to carry bioactive molecules (proteins, lipids, RNAs) across cellular membranes, plant exosomes could be engineered to deliver therapeutic drugs, gene therapies, or even vaccines directly to specific cells or tissues. This targeted delivery could help minimize side effects and enhance the effectiveness of treatments for conditions such as cancer, autoimmune diseases, and neurodegenerative disorders.

Future Impact: Researchers are working on optimizing plant exosomes as delivery systems for chemotherapeutic agents, RNA-based therapies (like siRNA or mRNA), and immune modulators, which could offer a safer and more efficient alternative to traditional delivery methods.

Immunotherapy and Vaccine Development. Plant exosomes have shown promise in immunotherapy, particularly in their potential to modulate immune responses. Because exosomes can carry and deliver immune-stimulating molecules, they might be used to enhance the immune system's ability to recognize and attack cancer cells or pathogens. Additionally, plant exosomes are being explored for their potential in vaccine delivery, where they could deliver antigens to stimulate a protective immune response without the risk of disease transmission from animal-based products.

Future Impact: Plant exosome-based vaccines and immune therapies could become an affordable, scalable, and safer alternative to current vaccine technologies, with fewer concerns about contamination from animal pathogens.

Nutraceuticals and Food Supplements. Plant exosomes are thought to carry bioactive molecules, such as polyphenols, flavonoids, and small RNAs, that have health-promoting effects. These exosomes could be used as nutraceuticals-natural food-based substances that offer health benefits beyond basic nutrition. Since exosomes can protect and deliver their bioactive cargo more effectively than simple nutrients, plant-based exosomes could enhance the bioavailability of nutrients and therapeutic compounds.

Future Impact: We may see the development of new, plant-derived functional foods or supplements, including exosome-enriched products that help in preventing chronic diseases, reducing inflammation, or improving gut health. These products could be more effective and easier to absorb than current supplements.

Gene Therapy and RNA Delivery. Plant exosomes can naturally carry and transport small RNA molecules, including miRNA (microRNA) and siRNA (small interfering RNA). These RNA molecules have the potential to regulate gene expression and are of great interest for gene therapy. By using plant exosomes to deliver RNA to target cells, it may be possible to manipulate gene expression in a controlled way for therapeutic purposes.

Future Impact: In the future, plant exosomes could be engineered to deliver RNA therapies for genetic disorders (e.g., cystic fibrosis, muscular dystrophy) and other conditions where gene silencing or activation is needed. This could be a more natural and efficient delivery system compared to viral vectors currently used in gene therapy.

Cancer Diagnosis and Treatment. Exosomes, in general, are involved in cell-to-cell communication and can carry molecules that reflect the condition of their originating cells. Plant-based exosomes, due to their biocompatibility and lack of toxicity, could be engineered for use in cancer diagnostics and therapeutics. They might be used to carry tumor-associated antigens or RNA-based treatments that could target and destroy cancer cells.

Future Impact: Plant exosome-based diagnostics could be developed as non-invasive tests for detecting cancer or monitoring treatment response. Additionally, they could play a role in targeting specific cancer cells, improving the precision of cancer therapies while reducing damage to healthy tissue.

Cosmetic and Skin Care Applications. Due to their ability to deliver bioactive compounds and proteins, plant-based exosomes are being explored for use in cosmetics and skin care products. These exosomes could be used to deliver anti-aging compounds, moisturizing agents, and other beneficial ingredients directly to skin cells, improving the effectiveness of skin treatments.

Future Impact: Plant exosomes could revolutionize the cosmetic industry by creating new anti-aging formulations, wound healing products, and skin regeneration therapies. Exosome-based cosmetics could be more effective than current formulations, with fewer side effects.

Environmental and Agricultural Benefits. Plant exosomes are involved in plant immunity and are being studied for their potential role in plant defense against pathogens. In agriculture, plant-based exosomes could be used as natural pesticides or plant growth regulators to enhance crop protection without the need for synthetic chemicals.

Future Impact: Plant exosomes could be used in agriculture to create sustainable and eco-friendly pest control, enhanced crop resistance to diseases, and even improved plant growth. This could help reduce reliance on harmful chemicals and contribute to more sustainable farming practices.

Cost-Effective and Scalable Production. One of the key advantages of plant-based exosomes is the ease of scalable production. Unlike animal or synthetic-based exosome systems, plants can be grown in large quantities, making it possible to produce exosomes at a lower cost. This scalability could facilitate their use in a wide range of commercial applications.

Future Impact: Plant-based exosomes could be mass-produced for therapeutic, industrial, and agricultural uses, leading to the creation of affordable and accessible treatments in areas like gene therapy, drug delivery, and disease prevention.

Recent Developments

Exousia AI Acquisition. In a January 6, 2025, press release, we announced the completion of our acquisition of Exousia AI. Currently, the activities of Exousia AI are the core of our company’s operations.

Exosome Production. In a March 25, 2025, press release, we announced the start of our production of mushroom-based exosomes in our Orlando, Florida, lab. To date, we have produced a limited amount of our mushroom-based exosomes, as we continue our efforts in attracting customers for such exosomes and as we complete the formulation of our own consumer products, including topical lotions. We expect that sales of our consumer products will begin during the third quarter of 2025.

FDA Orphan Drug Status. In an April 1, 2025, press release, we announced that we had received a response from the FDA regarding our Orphan Drug application filed last year under Exousia AI for our Glioblastoma Multiforme (GBM) treatment using exosomes, wherein we indicated that the FDA had been very responsive in its emails and phone calls and had requested additional information regarding the relevant study being conducted at the University of Central Florida (UCF). The requested information has been provided to the FDA; however, the UCF study has not yet been published, although we are encouraged by the results. We continue to believe that we have a high probability of receiving the requested Orphan Drug status, although no assurance can be made, in this regard.

The FDA has authority to grant Orphan Drug status to a drug or biological product to prevent, diagnose or treat a rare disease or condition. Orphan Drug status qualifies sponsors for incentives, including tax credits for qualified clinical trials, exemption from user fees and a potential of seven years of market exclusivity after approval.

Exousia AI, as sponsor, in support of its application, has submitted to the FDA an animal study to show the efficacy of its exosomal drug product. Obtaining Orphan Drug status is a separate process from seeking approval or licensing. Future human studies in support of the approval process are planned.

To receive Orphan Drug status, sponsors must submit a request to the FDA with a scientific rationale demonstrating a medically plausible basis for expecting the drug to be effective in treating the subject rare disease. This rationale is often supported by preclinical or clinical data. The FDA reviews these requests and, if the criteria are met, grants the Orphan Drug status.

New President. In an April 2, 2025, press release, we announced that Matthew Dwyer had become President of our company. Mr. Dwyer continues to perform his duties as President, working in unison with our Chief Executive Officer, Michael Sheikh.

Name Change. In an April 3, 2025, press release, we announced that we were continuing to pursue our FINRA Corporate Action submission, to effect a change of corporate name in the trading markets to “Exousia Pro, Inc.” and to obtain a new trading symbol. We continue to pursue such submission, although we are unable to predict the timing of FINRA approval.

Delivery of Exosomes for Trade Show. In an April 8, 2025, we announced receipt of an order for 500 billion exosomes produced by us, with such order demonstrating our ability to supply dried exosomes, a shelf-life extending feature. We expect that orders for our exosomes will begin in earnest during the third quarter of 2025, as we implement our marketing strategies.

Business Subdivisions. In an April 18, 2025, press release, we announced our management’s determination to establish three operating divisions, each within a separate subsidiary (to be formed): Biotech, Cosmeceutical and Nutraceutical.

Biotech: This division will develop new therapies using exosomes, focusing on cancer.

Cosmeceutical: This division will focus on using exosomes in the multi-billion-dollar skincare industry, including sales of our company’s own products.

Nutraceutical: This division will work on adding exosomes to certain anti-aging supplements, IV therapies, tinctures and peptides.

Our primary strategy for commencing activities within each business division is through joint ventures with companies already operating in each market segment. To date, we have not entered into any such agreement.

Glioblastoma Study. In an April 21, 2025, press release, we discussed a Spaces interview of our Scientific Advisory Board member, Marvin S. Hausman, MD, wherein Dr. Hausman discussed a published paper (available online at https://pmc.ncbi.nlm.nih.gov/articles/PMC10297980) showing that the NANOG Expression therapy being employed in our UCF-conducted Glioblastoma (GMB) study reduced the resistance of the cancer stem cells in GMB. The results of our UCF-conducted study are expected to be published in the near future. However, we are unable to provide the exact timing of such publication.

Completion of Preclinical Trial for Glioblastoma. In an April 29, 2025, press release, we announced the early completion of the UCF study that supports our FDA Orphan Drug application and provided an explanation of the study’s procedures. While the UCF study has not yet been published, we believe such publication will occur in the near future.

Web Series. In an April 30, 2025, press release, we announced a weekly web series featuring Marvin D. Hausman, MD, a member of our Scientific Advisory Board. We expect that this web series will be launched, on a full-time basis, in September 2025.

UCF Study

Exousia AI is the sponsor of a preclinical research study by the University of Central Florida (UCF) designed to investigate the therapeutic potential of exosome-mediated delivery of nucleic acid medicine to enhance Temozolomide (TMZ) therapy for Glioblastoma Multiforme (GBM) using an in vivo model. The preclinical trial studied 32 immunodeficient humanized mice (CIEA NOG mouse) which carry a human immunes system which better replicates GBM immune interactions. Human GBM excised from a patient was cultured and then implanted in a hemisphere of the mouse brain. After 30 days of tumor growth, the mice were randomized into four equal subgroups: control, temozolomide (TMZ) treatment, exosome treatment, and a TMZ-exosome combination therapy. After seven days of treatment the mice were sacrificed and their brains were preserved for image analysis. The observations focused on tumor size, weight changes, and brain slice analysis. Additional tissue antibody staining analysis will be conducted to detect the boundary or presence of cancer cells. The insights from this study are expected to show if combination exosomal therapy can overcome the chemoresistance of glioma stem cells, which represents a major obstacle to effective glioblastoma treatment.

UCF’s study report is expected to be published in the near future. Nevertheless, Exousia AI has been able to obtain sufficient information from UCF, such that it has been able to respond to the FDA’s information requests regarding its Orphan Drug application.

Our Lab

Our Orlando, Florida, lab is equipped with a range of advanced tools and instruments designed to support precise, high-performance research across various scientific disciplines. The equipment described below enhances our capabilities in sample preparation, analysis and storage.

Z327-K Refrigerated Universal Centrifuge, 120V: The refrigerated Z327-K offer a wide assortment of rotor options (up to 19), making it ideal for a wide variety of research applications. Rotor exchange between swing out, micro, or high volume fixed angle rotors is very simple and can be done in a matter of seconds. The Z327-K features rear mounted refrigeration system, optimized for saving space on the lab bench at only 40 cm wide.

Thermo Savant DNA120 SpeedVac Concentrator: The ThermoSavant DNA Speed Vacuum Model DNA 120, is a dedicated centrifugal vacuum concentration system for drying low volume ethanol or isopropanol-water precipitates of DNA and RNA. This design incorporates a glass cover, ammonia post-trap and Ammonia Neutralizing Solution for fully automated, unattended, odor-free drying. The post-trap is connected on the back, left side of the unit. It is easily maintained and replaced. The Savant DNA SpeedVac combines centrifugal force with vacuum for bump-free sample drying. Vacuum is supplied by an integral, oil-free vacuum pump with an automatic bleeder valve.

The Savant DNA120 SpeedVac has a chamber heater that counteracts evaporative sample cooling and accelerates solvent evaporation rates to shorten drying times. The operator can select LOW (ambient), MEDIUM (43 °C), or HIGH (65°C) drying rates with the 3-position switch on the front panel.

The Savant DNA SpeedVac is equipped with polypropylene vacuum fittings to avoid leaks and resist corrosion. A chemical trap kit (DTK120R) and disposable cartridge (DC120R) should be used for trapping volatile radioactivity when the system is dedicated for drying down radio labeled materials.

Ultracentrifuge Z 273 K: The Ultracentrifuge Z 273 K is a high-performance instrument used for separating components of different densities within a liquid sample. With a rotor capable of speeds up to 20,000 x g, this ultracentrifuge is particularly useful for the purification of proteins, nucleic acids, and viruses, as well as for isolating cellular organelles and subcellular components. The 220.78 rotor provides precise control, allowing for consistent and reliable separations across a variety of applications, including molecular biology and biochemistry.

Homogenizer: The Homogenizer is an essential tool for sample preparation, used to break down biological or chemical samples into uniform suspensions. It operates by applying high shear forces to cells or tissues, disrupting them into smaller particles or homogenizing them for further analysis. Whether for protein extraction, DNA/RNA isolation, or sample preparation for microscopy, this piece of equipment ensures consistent sample quality and preparation efficiency.

Hyper-Sensitive Scale: Our Hyper-Sensitive Scale is designed for the most accurate weighing tasks, capable of measuring ultra-small quantities with incredible precision. This scale is vital for experiments where exact measurements of chemicals, powders, or small amounts of substances are required. Its high sensitivity ensures reliable results in quantitative analysis, ensuring the accuracy of experimental conditions.

Fume Hood: The Fume Hood is an essential safety device that provides a controlled environment for handling hazardous chemicals or biological samples. It is designed to prevent exposure to toxic fumes, vapors, and particulate matter by using a ventilation system that draws harmful substances away from the user. The fume hood helps maintain a safe workspace, ensuring that potentially dangerous reactions, solvents, and compounds can be used with minimal risk.

Microscope: The Microscope in our lab offers high magnification capabilities, essential for observing fine details of biological samples, tissues, and microorganisms. This advanced imaging tool allows researchers to investigate samples at the cellular and sub-cellular levels, making it indispensable for applications in microbiology, cell biology, histology, and material science. The microscope’s high-resolution optics ensure accurate imaging for both routine and advanced investigations.

Fridges/Freezers: Our Fridges and Freezers are crucial for the proper storage of reagents, biological samples, and chemical compounds that require temperature-controlled environments. The fridges maintain a stable temperature range for materials that must remain cold but not frozen, while the freezers provide deep-freeze conditions for long-term storage of samples, such as enzymes, antibodies, or DNA/RNA. This equipment is vital for ensuring sample integrity and preventing degradation over time.

Electronic Pipette and Micropipettes: The Electronic Pipette and Micropipettes in our lab are precision instruments for transferring small, accurate volumes of liquids. The electronic pipette offers programmable settings to reduce the risk of human error, allowing for reproducible and precise liquid handling. Micropipettes are designed for applications that require extreme accuracy, such as PCR preparation, enzyme assays, and cell culture work. These pipettes contribute to consistency in research by ensuring the correct volume is dispensed every time.

Intellectual Property

Progenicyte License. Effective January 1, 2025, Exousia AI (which was then-named Exousia Pro, Inc.) entered into an Alliance Agreement (the “Progenicyte Agreement”) with Progenicyte Japan CO., LTD. (“Progenicyte”), with respect to a business alliance regarding the implementation of certain technologies (the “Licensed Technologies”) in Exousia AI’s exosome products. In accordance with the terms of the Progenicyte Agreement, Exousia AI is owned 30% by Progenicyte and 70% by our company. In addition, Exousia AI pays Progenicyte a license fee with respect to the Licensed Technologies of $16,667 per month.

The Licensed Technologies relate to a Progenicyte invention known as “A Novel Method to Load the Desired Nucleic Acid Into Exosomes as a Nucleic Acid Drug Delivery System.” The Licensed Technologies are the subject of a USPTO 371 PCT (Patent Cooperation Treaty) Patent Application PCT/JP2024/009529, filed March 13, 2023, which claims priority to Japanese Patent Application 2022-040244, filed March 15, 2022.

Proprietary. In the transaction by which we acquired Exousia AI, we also acquired the following intellectual property:

•	Those serotonin assay(s) being developed by Dr. Kiminobu Sugaya at the University of Central Florida, including, but not limited to, preclinical and clinical data deriving therefrom or associated therewith.
•	Exosome development protocol currently active at the laboratory of Dr. Kiminobu Sugaya at the University of Central Florida, including blood samples sent from the laboratory of Dr. Viviana Trezza and analysis data therefor obtained by Fabrizio Ascone.

In addition, we own additional proprietary intellectual properties (the “Proprietary IP”) that we consider key to our business plans, as follows:

•	A Novel Method to Load the Desired Nucleic Acid into Exosomes as a Nucleic Acid Drug Delivery System;
•	Differential Sequence of Exosomal Nanog Dna as a Potential Diagnostic Cancer Marker; and
•	Delivery of Gene Expression Modulating Agents for Therapy Against Cancer and Viral Infection.

By combining the Licensed Technologies with the Proprietary IP, we believe we will be able to produce products that will be extremely effective in assisting in the treatment of many diseases, including certain cancers. A portion of the proceeds of this offering will be used to fund Investigational New Drug trials for our future products. (See “Use of Proceeds”).

Trademark. We own the “ExousiaPRO” trademark. We intend to register such trademark with the U.S. Patent and Trademark Office in the near future. This mark is important to us, and we intend to, directly or indirectly, maintain and protect this and any future marks we develop and their respective registrations.

Sourcing

It is our objective to produce all plant-based exosomes needed in our business operations. However, until such time, we intend to source our mammalian exosomes from suppliers in the United States. We expect no difficulties in obtaining needed supplies of such exosomes.

Competition

We are in competition with companies that are larger, more established and better capitalized than are we. The medical products development industry and the consumer medical products industry are highly competitive, rapidly evolving and subject to constant change. The number of competitors in each of these industries is substantial. We expect that, if our products establish a market niche, competition will arise from a variety of sources, including from large health-related companies to other smaller national and regional health-related companies.

Many of our potential competitors possess:

•	greater financial, technical, personnel, promotional and marketing resources;
•	longer operating histories;
•	greater name recognition; and
•	larger consumer bases.

We cannot assure you that we will be able to compete effectively in our extremely competitive industry.

Government Regulations

Our current operations are not subject to government regulations.

However, we are pursuing Orphan Drug status from the FDA regarding our application filed last year under Exousia AI for our Glioblastoma Multiforme (GBM) treatment using exosomes. Should such application be approved, of which there is no assurance, we would be required to operate in accordance with all FDA and other relevant rules and regulations.

Litigation

In July 2025, we filed a lawsuit against our former Sole Officer and Director, Donald Steinberg, styled Exousia Pro, Inc., a Florida corporation, formerly known as Marijuana, Inc. and as GRN Holding Corporation vs. Donald Steinberg and Securities Transfer Corporation, a nominal defendant, in the Circuit Court of the Court of the Twentieth Judicial District in and for Lee County, Florida. In the lawsuit, we seek the cancellation of all shares issued by our company pursuant to a stock exchange agreement (the “Exchange Agreement”) with Marijuana, Inc., a now-dissolved Florida corporation, the control person of which was Donald Steinberg, our former sole officer and director who was in such positions at the time of the Exchange Agreement. Pursuant to the Stock Exchange Agreement, a company owned by Mr. Steinberg was issued 3,063,000 shares. However, shortly after the consummation of the Exchange Agreement, Mr. Steinberg caused the dissolution of the acquired company. The series of transactions surrounding the Exchange Agreement, which we believe to have been fraudulent, is the basis of a lawsuit filed by us against Mr. Steinberg, wherein we seek the rescission of the Exchange Agreement and the cancellation of all of the shares of common stock issued pursuant thereto.

Properties

We lease our principal office located in St. Petersburg, Florida, at a monthly rental of $150. We lease our 1,000 square foot lab space in Orlando, Florida, at a monthly rental of $2,160.83. We own no real property.

Employees

In addition to our two executive officers, we currently have one part-time employee. Upon our obtaining additional funding, including through this offering, we expect that we would hire a small number of additional employees. We have used, and, in the future, expect to use, the services of certain outside consultants and advisors as needed on a consulting basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Recent Change in Control

Effective October 30, 2024, a change in control of our company occurred. On such date, Earth Onyx, LLC, a company owned by our former Sole Director and Officer, sold 100 shares (the “Control Shares”), or 100% of the outstanding shares, of our Series A Preferred Stock to our current Sole Director and Chief Executive Officer. Mr. Sheikh paid $60,000 in cash and delivered a promissory note (the “Closing Note”) to Earth Onyx, LLC in payment of the Control Shares. The Closing Note has a principal amount of $100,000 and is due on the later of 60 days from October 30, 2024, and the date on which Mr. Steinberg shall have delivered ready-to-file federal tax returns for the years ended December 31, 2022 and 2023, of our company. Mr. Sheikh and Earth Onyx, LLC entered into Pledge Agreement, to secure Mr. Sheikh’s payment obligations under the Closing Note.

Acquisition of Exousia AI

On December 31, 2024, pursuant to a stock purchase agreement, we acquired Exousia Ai, Inc. (Exousia AI). Exousia AI’s assets embody a joint venture with a Japanese biotech company to manufacture and deliver mammalian and plant-based exosomes containing nucleic acids, such as DNA and mRNA to tissues and cells. We have not generated any revenues to date and we intend to continue to fund research and development through funding from third parties in the form of debt, equity or a combination thereof, until such time as our operations have commenced and revenues generated.

The acquisition of Exousia AI by our company, whereby our company was determined to be the legal and accounting acquirer. However, our company was deemed a “Shell Company” prior to the acquisition, with no substantial operations and continuing operations, and was deemed to be the “Successor” entity, with Exousia AI being deemed the “Predecessor” entity.

Summary of Critical Accounting Estimates

The following significant accounting policies require management estimates and assumptions which may result in material impacts to the Company’s financial condition.

Goodwill and Indefinite-Lived Intangible Assets. The Company has goodwill and certain indefinite-lived intangible assets that have been recorded in connection with the acquisition of a business. Goodwill and indefinite-lived assets are not amortized but instead tested for impairment at least annually. Goodwill represents the excess of the purchase price of an acquired business over the estimated fair value of the underlying net tangible and intangible assets acquired. The Company tests goodwill resulting from acquisitions for impairment annually, or whenever events or changes in circumstances indicate an impairment. For purposes of the goodwill impairment test, the Company has determined that it currently operates as a single reporting unit. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. There were no impairments during the periods presented.

Long Lived Assets. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Should impairment in value be indicated, the carrying value of long-lived assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value, less costs to sell.

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Income Taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses in prior years for financial-reporting and tax-reporting purposes. Accordingly, for Federal income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the years ended December 31, 2024 and 2023.

Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under are described as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 – Inputs that are unobservable and significant for the asset or liability.

Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in an orderly transaction based on market participants. Factors that the Company considered when estimating the fair value of its convertible notes payable included quoted market prices of the Company’s common stock.

Convertible Debt Instruments. The Company follows ASC 480-10, Distinguishing Liabilities from Equity in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying Statements of Operations.

Change in “Shell Company” Status

With the acquisition of Exousia AI, our company exited “shell company” status. As a result, Exousia AI is being deemed a “Predecessor” company. As such, the following discussion and analysis of unaudited financial statements for the periods presented prior to the acquisition date of December 31, 2024, are those of the Predecessor. Our company’s results of operations as of and after the acquisition date of December 31, 2024, are those of the “Successor.”

Results of Operations

For The Three Months Ended March 31, 2025 Compared to the Three Months Ended March 31, 2024.

Revenues. We did not have any revenues during the three months ended March 31, 2025, and recognized $12,830 in consulting service revenue during the three months ended March 31, 2024.

Operating Expenses. Operating expenses were $123,108 and $45,130 for the years ended December 31, 2024 and 2023, respectively. The $77,978 increase is a result of increases of $31,461 in consulting and professional fees, $14,159 in research and development and $32,358 in general and administrative expenses and during the three months ended March 31, 2025 as compared to 2024. Increases are the result of commencement of the biotech business during the fourth quarter of 2024.

Loss from Operations. We had operating losses of $123,108 and $32,300 for the three months ended March 31, 2025 and 2024, respectively. The increase in operating loss is a result of the operating losses and revenues as discussed above.

Other Income and Expenses. We recognized total other expenses of $250,079 and $0 for the three months ended March 31, 2025 and 2024, respectively. The March 31, 2025 balance is made up of a loss on fair value of share settled debt of $241,095 and interest expense of $8,984.

Net Loss. Net loss was $373,187 and $32,300 for the three months ended March 31, 2025 and 2024, respectively. Net loss for the three months ended March 31, 2025 is mainly the result of $250,079 in other expenses, as well as the $123,108 in losses from operations. Net loss for the three months ended March 31, 2024 is the result of the $32,300 in losses from operations as discussed above.

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For The Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023.

Revenues. We did not have any revenues during either year ended December 31, 2024 and 2023.

Operating Expenses. Operating expenses were $254,314 and $10,384 for the years ended December 31, 2024 and 2023, respectively. The increase, is mainly a result of $233,375 in consulting and professional fees, $15,893 in research and development and $5,046 in general and administrative expenses and during the year ended December 31, 2024. There were no consulting and professional fees, $10,000 in research and development and $384 in general and administrative expenses during the year ended December 31, 2023. Increases are the result of commencement of the biotech business during the year ended December 31, 2024.

Loss from Operations. We had operating losses of $254,314 and $10,384 for the years ended December 31, 2024 and 2023, respectively. The loss is a result of the operating losses and discussed above.

Other Income and Expenses. We recognized total other expenses of $66,153 for the year ended December 31, 2024, we had no other income or expenses during the year ended December 31, 2023. The 2024 balance is made up of a loss on fair value of share settled debt of $62,746, interest expense of $3,207 and a loss on acquisition of subsidiary of $200.

Net Loss. Net loss was $320,467 and $10,384 for the years ended December 31, 2024 and 2023, respectively. Net losses are mainly the result of $254,314 and $10,384 in loss from operations. The remaining balance of net losses are made up of $66,153 and $0 in other expenses for the years ended December 31, 2024 and 2023 as discussed above, respectively.

Plan of Operation

With a portion of the proceeds of this offering, we intend to initiate one or more Investigational New Drug (IND) trials, each of which is expected to study an indication which includes exosomes as part of its composition. We expect that the average cost for an IND trial would be approximately $300,000, payable generally in installments over the life of the study.

An IND submission is a request to the FDA that allows sponsors to start clinical trials on humans with a new drug or a drug for a new use and ship the investigational drug across state lines for these trials. Once the submission is made, the FDA reviews the IND application to ensure the safety of the study and the rights of the participants; the FDA has 30 days to act on the application or it becomes effective. At such time as an IND application is approved, the sponsor is responsible for submitting updates to the FDA, including changes to the study protocol, sites or principal investigators.

In addition, with a portion of the proceeds of this offering, we intend to continue to develop topical exosome-infused products for the consumer market. We intend to pursue these efforts as quickly as our access to capital permits.

There is no assurance that we will obtain sufficient funds in this offering, or from other sources, that would permit us to initiate any of the foregoing.

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

Liquidity and Capital Resources

We believe the recent acquisition of Exousia AI will allow us to manufacture and deliver for sale mammalian and plant-based exosomes containing nucleic acids, such as DNA and mRNA, to tissues and cells. We have not generated any revenues to date and we intend to continue to fund current operations and research and development through funding from third parties in the form of debt, equity, including in this offering, or a combination thereof, until such time as our operations have commenced and sufficient revenues are generated to support operating expenses. Our ability to succeed in the market will greatly depend on our ability to secure investment funding through the sale of securities. We do not intend to undertake new loans, but, if needed, we believe we will be able to secure loans from private individuals, as well as banking institutions. However, we currently have no additional capital commitments and there is no assurance that we will be able to secure any future capital commitments.

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

The following is a discussion and evaluation of our current and long-term assets, liabilities and cash flows.

At March 31, 2025.

Assets. Total assets were $218,566 and $202,781 as of March 31, 2025 and December 31, 2024, respectively. Total assets as of March 31, 2025 consisted of current assets of $15,885, consisting of cash of $9,010 and prepaid expenses of $6,875, and long-term intangible assets of $202,681. Total assets as of March 31, 2024 consisted of current assets of $100 in cash and long-term intangible assets of $202,681.

Liabilities. Total liabilities were $877,895 and $518,923 as of March 31, 2025 and December 31, 2024, respectively, all current liabilities. Current liabilities at March 31, 2025 consisted of $72,978 in accounts payable, $10,688 in accrued interest expenses, $50,000 in accrued product deliverable, $30,000 in accrued compensation, $555,279 in convertible notes payable, $158,850 in notes payable and $100 in notes payable, related party. Current liabilities at December 31, 2024 consisted of $53,319 in accounts payable, $3,207 in accrued interest expenses, $50,000 in accrued product deliverable, $287,746 in convertible notes payable, $124,551in notes payable and $100 in notes payable, related party.

Net Cash Used in Operating Activities. During the three months ended March 31, 2025 and 2024, our operating activities used $73,514 and $32,300 in cash, respectively. The $41,214 increase is mainly due to a $340,887 increase in net loss, partially offset by $242,533 increase in non-cash adjustments such as $241,095 in loss on fair value of share settled debt and a $1,438 in amortization of debt discounts.

Net Cash Provided by Financing Activities. Financing activities provided $89,299 and $0 in cash during the three months ended March 31, 2025 and 2024, respectively. During the three months ended March 31, 2025, we received $9,299 in cash from notes payable, $50,000 from issuance of a convertible note payable and $30,000 in cash from the issuance of common stock.

The Company had a working capital deficit of $862,010 and $518,823 at March 31, 2025 and December 31, 2024, respectively.

At December 31, 2024.

Assets. Total assets were $202,781 and $100,000 as of December 31, 2024 and 2023, respectively. Current assets consisted of $100 and $100,000 of cash as of December 31, 2024 and 2023, respectively.

Non-current assets consisted of $202,681 in intangible assets at December 31, 2024. There were no non-current assets at December 31, 2023.

Liabilities. Total liabilities were $518,923 and $110,384 as of December 31, 2024 and 2023, and were all current liabilities. Current liabilities at December 31, 2024 consisted of $53,319 in accounts payable, $3,207 in accrued interest expenses, $50,000 in accrued product deliverable, $287,746 in convertible notes payable, $124,551in notes payable and $100 in notes payable, related party.

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Current liabilities at December 31, 2023 consisted of $110,384 in amounts due to its parent company, Ludwig.

Net Cash Used in Operating Activities. During the year ended December 31, 2024, our operating activities used $49,551 in cash, compared to $10,384 during the year ended December 31, 2023. The increase is mainly due to a $310,083 increase in net loss, partially offset by $262,946 increase in non-cash adjustments such as $200,000 in consulting expense from issuance of an convertible note payable, $62,746 in loss on fair value of share settled debt and a $200 loss on acquisition of subsidiary. Other offsets include $4,763 and $3,207 increases in accounts payable and accrued interest during the year ended December 31, 2024 compared to 2023.

Net Cash Provided by Financing Activities. Financing activities provided $49,651 and $110,384 in cash during the years ended December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, we received $49,551 and $0 in cash from notes payable, $100 and $0 in notes payable from a related party, and $0 and $110,384 in cash from parent company advances during the years ended December 31, 2024 and 2023, respectively.

The Company had a working capital deficit of $518,823 and 10,384 at December 31, 2024 and 2023, respectively.

Off-Balance Sheet Arrangements

As of March 31, 2025, and December 31, 2024, there were no off-balance sheet arrangements.

Contractual Obligations

To date, we have entered into one significant long-term obligations that require us to make monthly cash payments of $16,667 under the Exousia AI license agreement with Progenicyte.

Capital Expenditures

We made no capital expenditures during the three months ended March 31, 2025, and the year ended December 31, 2024. However, should be obtain proceeds in this offering, or otherwise, we expect to make capital expenditures during the next twelve months. We are unable to predict the amount or timing of any such expenditures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Michael Sheikh	55	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director
Matthew Dwyer	60	President

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Michael Sheikh, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Mr. Sheikh assumed his positions with our company in October 2024. Since May 2020, Mr. Sheikh has served as the Chief Communications Officer of Bioxytran, Inc., a clinical-stage, publicly-traded pharmaceutical company (symbol: BIXT) focused on the development, manufacture and commercialization of antiviral treatments and an oxygen carrier compound to treat hypoxia-related conditions. Mr. Sheikh is a US Air Force Academy graduate and pilot. He has a Bachelor of Science degree in Economics and flew KC-135 tankers and worked as a budget officer in the comptroller’s squadron while serving. He has prior experience as a broker and research analyst. After the brokerage industry, he was a business development officer for a variety of specialty finance companies. He is a long-time Biotech Consultant for public or private biotech companies with disruptive technologies. Mr. Sheikh is founder of Resources Unlimited, an investor relations firm. Mr. Sheikh devotes no less than 20 hours per week to our company’s business. Our company believes that Mr. Sheikh is capable of serving in his positions with our company, without any impairment.

18

Matthew Dwyer, President. Mr. Dwyer assumed his position with our company in April 2025. For more than the last 10 years, Mr. Dwyer has managed his own investments. In addition, from November 2017 to December 2022, Mr. Dwyer served as an officer and director of JFH Digital E-Commerce Corp., formerly Integrated Cannabis Solutions, Inc. (symbol: IGPK), an online commerce company. Mr. Dwyer has also served variously as an officer and director of the following companies: from November 2017 to November 2021, he was President and Director of Global Consortium, Inc., a company active in the cannabis industry in California; from November 2017 to October 2020, he was President and Director of Trans Global Group, Inc., a specialty products company; from April 2004 to April 2017, he was President and Director of Baron Capital Enterprise, Inc., a consulting company and debt financier; From January 2017 to June 2017, he was President and Director of Experience Art and Design, Inc., a development-stage company that was seeking to acquire an active business. Mr. Dwyer devotes no less than 20 hours per week to our company’s business. Our company believes that Mr. Dwyer is capable of serving in his position with our company, without any impairment.

Scientific Advisory Board

Our Board of Directors has established a Scientific Advisory Board that is to provide non-binding recommendations to our Board of Directors, particularly with respect to scientific matters related to our business. Certain information regarding the backgrounds of each member of our Scientific Advisory Board is set forth below.

Marvin S. Hausman, M.D. The Chairman of the Scientific Advisory Board, Marvin S. Hausman, M.D., currently serves as Chief Science Officer of Ludwig Enterprises, Inc., a publicly-traded company (symbol: LUDG) focused on the development of their proprietary mRNA genomic technology, after having served as a Director of Ludwig Enterprises from November 2023 to June 2025, as well as its Chief Executive Officer from September 2023 to August 2024 and as a key consultant from July 2022 to September 2023. In the five years prior to joining Ludwig, Dr. Hausman served as a consultant with various life science companies including Nova Mentis Life Science, Summit Joint Performance and Designer Genomics. Dr. Hausman is an Immunologist and Board-Certified Urological Surgeon with more than 40 years of drug research and development experience with various pharmaceutical companies, including Bristol Myers International, Mead Johnson Pharmaceutical Co., E.R. Squibb, Medco Research, and Axonyx. An accomplished executive with domestic and international experience, Dr. Hausman successfully executed acquisitions of breakthrough medical technology, in conjunction with formation, funding and launch of several corporations. He is a co-founder of Medco Research Inc., a NYSE biopharmaceutical company acquired by King Pharmaceutical Inc, currently a division of Pfizer. He is a founder of Axonyx Inc., acquired by Torrey Pines Therapeutics, Inc. He is a founder of Entia Biosciences, Inc., which designs and develops natural organic antioxidant food-based products to be used as nutritional supplements in humans and animals. He is founder and President of Northwest Medical Research Partners, Inc., a company specializing in the identification and acquisition of breakthrough pharmaceutical and nutraceutical products. Dr. Hausman is a Member of the Board of Governors of New York University School of Medicine Alumni Association. Dr. Hausman received his medical degree from New York University School of Medicine in 1967.

Under our consulting agreement dated June 1, 2025, with Dr. Hausman, for his serving on the Scientific Advisory Board, we are to issue 100,000 shares of our common stock for each year of his service as a member of our Scientific Advisory Board.

In addition, effective May 3, 2025, we entered into a separate consulting agreement with Dr. Hausman, pursuant to which he is to provide consulting services related to product development, product testing and related studies and FDA-related matters. Under this consulting agreement, which has an initial one-year renewable term, we pay Dr. Hausman $10,000 per month. Either our company or Dr. Hausman can terminate this agreement, at any time, upon 30-days’ notice.

Dr. Robert B. Beelman. Dr. Robert B Beelman is Professor Emeritus of Food Science, Director, Center for Plant and Mushroom Foods for Health, Penn State College of Agricultural Sciences, University Park, Pennsylvania. Dr. Beelman is a distinguished figure in the field of food science. His academic journey began with a BS in Biology from Capital University, followed by an MS and a PhD in Food Technology from The Ohio State University. Dr Beelman works on enhancing the nutritional and medicinal value of cultivated mushrooms, exploring regenerative agricultural practices to improve nutrient density in the food supply, and evaluating ergothioneine as a potential longevity vitamin to mitigate chronic diseases of ageing. He has hypothesized a significant role for soil-borne fungi in increasing ergothioneine levels in crops, which is crucial for human health. His advocacy extends into the realm of regenerative farming, emphasizing the reduction of severe tillage, the use of cover crops, and minimizing synthetic fertilizers and pesticides to boost soil health and, consequently, human health. Dr. Beelman’s scholarly contributions not only shed light on the importance of mushrooms and soil health in our diet but also transform our understanding of nutrition and its impact on long-term health outcomes.

Under our consulting agreement dated June 1, 2025, with Dr. Beelman, we are to issue 100,000 shares of our common stock for each year of his service as a member of our Scientific Advisory Board.

Kyle Ambert, Ph.D. Dr. Ambert is currently Director of Data Science at Nike, Inc. and has extensive experience in data analytics, machine learning, artificial intelligence and applied analytics. His previous experience includes postings with the National Library of Medicine and Intel Corp. Dr. Ambert holds a PhD in Biomedical Informatics from Oregon Health & Science University. Additionally, Dr. Ambert has interests in the following: applied analytics, multivariate statistics, machine learning and deep learning, text mining and natural language processing, biomedical informatics, distributed computing, information visualization, and behavioral economics. These interests give him skills in technical communication, data analysis, data visualization, analytics, programing, deep learning frameworks, and health and life sciences, all of which we believe are of great value to the Company.

Under our consulting agreement dated June 1, 2025, with Dr. Ambert, we are to issue 100,000 shares of our common stock for each year of his service as a member of our Scientific Advisory Board.

Zachary T. Bitzer, Ph.D. Dr. Bitzer is currently Assistant Professor, Department of Public Health Sciences Institute of Energy and the Environment Cancer Institute, Cancer Control Penn State Center for Research on Tobacco and Health. Dr. Bitzer received his Ph.D. in Food Science from Penn State University in 2014 and is currently an Assistant Professor of Public Health Sciences at Penn State University College of Medicine in Hershey, PA. His primary research interest is environmental toxicology, specifically the creation and interaction of toxins within the human body. He also explores the development of novel biomarkers for measuring exposure levels. Currently, his work focuses on toxins and oxidants (e.g., free radicals, aldehydes) generated by tobacco products and e-cigarettes. He is also interested in how dietary phytochemicals can mitigate oxidative stress and inflammation.

Under our consulting agreement dated June 1, 2025, with Dr. Bitzer, we are to issue 100,000 shares of our common stock for each year of his service as a member of our Scientific Advisory Board.

Anthony Smith, Ph.D. Dr. Anthony Smith manages Trengove Consulting, a private consulting firm specializing in natural product development, pharmacognosy, regulatory compliance, R&D-to-market strategies and executive learning in biochemistry and neuroscience. He received his Ph.D in Molecular & Cellular Biology from Oregon State University at the Linus Pauling Institute where he specialized in biochemistry, metabolic-aging and nutritional health. In addition to his work with Trengove, Dr. Smith serves as Psilocybin Neuroscience Professor and Lead Instructor with Bodhi Academy in Colorado and Oregon and is a Senior Advisor (Pharmacology) for ITB Solutions (Toronto, ON) and Vetr Animal Health (Grants Pass, OR).

Prior to focusing on teaching, training and consulting, Dr. Smith worked in medical device design & manufacturing, natural product R&D, and biomedical research while serving as a leading international authority on aging, dietary supplementation and cardiovascular disease. He has technical and leadership experience in managing commercial laboratories, drug and medical device manufacturing, and commercial research initiatives. He brings over 20 years of natural product research, quality assurance, product development, manufacturing and regulatory expertise to his projects.

Under our consulting agreement dated June 1, 2025, with Dr. Smith, we are to issue 100,000 shares of our common stock for each year of his service as a member of our Scientific Advisory Board.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2024, our Board of Directors, did not hold a meeting, but took all necessary actions by written consent in lieu of a meeting.

Independence of Board of Directors

Our Sole Director is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

19

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Michael Sheikh, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Sheikh collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Michael Sheikh(1) Chief Executive Officer, Secretary	2024 2023	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---
Matthew Dwyer(2) President	2024 2023	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---
Donald Steinberg Former Chief Executive Officer	2024 2023	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---

(1) (2)	This person was not an officer of our company, until October 2024. This person was not an officer of our company, until April 2025.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Sheikh	---	---	---	---	n/a	---	n/a	---	---
Matthew Dwyer	---	---	---	---	n/a	---	n/a	---	---

Employment Agreements

We have not entered into employments agreements with either of our executive officers.

Outstanding Equity Awards

During the years ended December 31, 2024 and 2023, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our Sole Director receive no compensation for his serving as a Director of our company.

20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below does not give effect to certain events, as follows:

Series B Convertible Preferred Stock Conversion. The table below does not give effect to the issuance of shares of our common stock upon conversion of the outstanding shares of Series B Convertible Preferred Stock. However, the Series B Convertible Preferred Stock is convertible as follows: each share of the Series B Convertible Preferred Stock shall be convertible into 4,700 shares of our common stock (currently, a total of 47,000,000 shares of our common stock); a holder of shares of Series B Convertible Preferred Stock shall be required to convert all of such holder’s shares of Series B Convertible Preferred Stock, should any such holder exercise its rights of conversion; the Series B Convertible Preferred Stock may be converted into shares of our common stock any time after the date that is six months immediately following the effective date of our common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Dilution—Ownership Dilution”).

In light of the caveats stated in the foregoing paragraphs, the following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Michael Sheikh	0	0%	0	0%	See Note 4
Matthew Dwyer	0	0%	0	0%	and Note 9
Officers and directors, as a group (2 persons)(3)	100,000	0%	100,000	0%
5% Owners
Donald Steinberg(5)	5,237,511	12.68%	5,237,511	7.90%
Edward Petrullo(6)	2,950,000	7.14%	2,950,000	4.45%
Zawi Now LLC(7)	3,000,000	7.26%	3,000,000	4.52%
Series A Preferred Stock(8)
Michael Sheikh	100	100%	100	100%
Series B Convertible Preferred Stock(9)
Ludwig Enterprises, Inc.(10)	10,000	100%	10,000	100%

(1)	Based on (a) 41,294,567 shares of common stock outstanding, which includes (1) 40,294,567 issued shares and (2) 1,000,000 unissued Conversion Shares that underlie the currently convertible Subject Convertible Notes, (b) 100 shares of Series A Preferred Stock and (c) 10,000 shares of Series B Convertible Preferred Stock, respectively, before this offering.
(2)	Based on (a) 66,294,567 shares of common stock outstanding, assuming the sale of all 25,000,000 of the Company Offered Shares and the issuance of all 1,000,000 of the Conversion Shares (the Selling Shareholder Offered Shares), (b) 100 shares of Series A Preferred Stock issued and (c) 10,000 shares of Series B Convertible Preferred Stock, respectively, after this offering
(3)	In addition to the share ownership of our officers and directors, each of our Advisory Board members, Marvin S. Hausman, M.D. and Robert B. Beelman, owns 100,000 shares of our common stock.
(4)	Our Chief Executive Officer, Michael Sheikh, owns all of the outstanding shares of Series A Preferred Stock. Mr. Sheikh will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See Note 8).
(5)	Of the shares indicated as owned by Mr. Steinberg, 613,000 shares are owned of record by Mr. Steinberg, 650,000 shares are owned of record by Blue Ridge Enterprises LLC and 3,974,511 shares are owned by Earth Onyx LLC. Mr. Steinberg’s address is 9772 Silvercreek Court, Estero, Florida 33928.
(6)	This shareholder’s address is 2524 S. El Paridiso, Unit 33, Mesa, Arizona 85202.
(7)	Kimberly Carlson is the owner of this entity; this entity’s address is 9772 Silvercreek Court, Estero, Florida 33928.
(8)	The holders of the Series A Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights. The Series A Preferred Stock possess no rights of conversion
(9)	Each share of the Series B Convertible Preferred Stock shall be convertible into 4,700 shares of our common stock; a holder of shares of Series B Convertible Preferred Stock shall be required to convert all of such holder’s shares of Series B Convertible Preferred Stock, should any such holder exercise its rights of conversion; the Series B Convertible Preferred Stock may be converted into shares of our common stock any time after the date that is six months immediately following the effective date of our common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.
(10)	Charles Todd, Jr. is the Chief Executive Officer of this shareholder; this shareholder’s address is 8950 SW 74th Court, Suite 2201-A149, Miami, Florida 33156.

21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change-in-Control Transactions

Effective October 30, 2024, a change in control of our company occurred. On such date, Earth Onyx, LLC, a company owned by our former Sole Director and Officer, sold 100 shares (the “Control Shares”), or 100% of the outstanding shares, of our Series A Preferred Stock to our current Sole Director and Chief Executive Officer. Mr. Sheikh paid $60,000 in cash and delivered a promissory note (the “Closing Note”) to Earth Onyx, LLC in payment of the Control Shares. The Closing Note has a principal amount of $100,000 and is due on the later of 60 days from October 30, 2024, and the date on which Mr. Steinberg shall have delivered ready-to-file federal tax returns for the years ended December 31, 2022 and 2023, of our company. Mr. Sheikh and Earth Onyx, LLC entered into Pledge Agreement, to secure Mr. Sheikh’s payment obligations under the Closing Note.

Acquisition of Exouisia AI

Effective December 31, 2024, pursuant to a stock purchase agreement with Ludwig Enterprises, Inc. (Ludwig), a publicly-traded company (symbol: LUDG), we acquired 100% of Exousia Ai, Inc., a Wyoming corporation (Exousia AI), and related assets, in consideration of a $100,000 promissory note (the Ludwig Note), the principal and interest of which is due on December 31, 2025, and 10,000 shares of our Series B Convertible Preferred Stock. In conjunction with the issuance of the Ludwig Note, we entered into a pledge agreement with Ludwig Enterprises, to secure our timely payment of the Ludwig Note.

Stock Exchange Agreement

On May 22, 2023, our company entered into a stock exchange agreement (the “Exchange Agreement”) with Marijuana, Inc., a now-dissolved Florida corporation, the control person of which was Donald Steinberg, our former sole officer and director who was in such positions at the time of the Exchange Agreement. Pursuant to the Stock Exchange Agreement, a company owned by Mr. Steinberg was issued 3,063,000 shares. However, shortly after the consummation of the Exchange Agreement, Mr. Steinberg caused the dissolution of the acquired company. The series of transactions surrounding the Exchange Agreement, which we believe to have been fraudulent, is the basis of a lawsuit filed by us against Mr. Steinberg, wherein we seek the rescission of the Exchange Agreement and the cancellation of all of the shares of common stock issued pursuant thereto. (See “Business – Litigation”).

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares, the Company Offered Shares and the Selling Shareholder Offered Shares, offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC.

Newlan Law Firm, PLLC is the beneficial holder of the Subject Convertible Notes in the total principal amount of $97,500. We issued such Subject Convertible Notes to NLF Support Services, LLC, the Selling Shareholder, a wholly-owned service subsidiary of Newlan Law Firm, PLLC, pursuant to two separate legal services agreements with Newlan Law Firm, PLLC.

After the qualification of this offering by the SEC, the Subject Convertible Notes held by NLF Support Services, LLC will, by its terms, be convertible into the Conversion Shares at the offering price for all of the Offered Shares, $[0.10-0.20] per share. Following any such issuances, we intend to file a supplement to this Offering Circular pursuant to Rule 253(g)(2), wherein the exact number of Conversion Shares (which are Selling Shareholder Offered Shares) issued in payment of the Subject Convertible Notes held by NLF Support Services, LLC will be disclosed.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

22

F-1

Marijuana, Inc.

(formerly GRN Holding Corporation)

Consolidated Balance Sheets

(unaudited)

ASSETS	March 31, 2025	December 31, 2024
Current Assets:
Cash	$9,010	$100
Prepaid expenses	6,875	—
Total Current Assets	15,885	100

Long-Term Assets:
Intangible assets	202,681	202,681
Total Long-Term Assets	202,681	202,681

Total Assets	$218,566	$202,781

LIABILITIES AND STOCKHOLDER DEFICIT

Current Liabilities:
Accounts payable	$72,978	$53,319
Accrued interest payable	10,688	3,207
Accrued product deliverable	50,000	50,000
Accrued compensation	30,000	—
Convertible notes payable, net	555,279	262,746
Notes payable	158,850	149,551
Notes payable, related party	100	100
Total Current Liabilities	877,895	518,923

Total Liabilities	877,895	518,923

Stockholders' Deficit:
Preferred Series A stock, $0.001 par value, 100 and 100 shares authorized, 100 and 100 issued and outstanding, respectively	—	—
Preferred Series B stock, $0.001 par value, 10,000 and 10,000 shares authorized, 10,000 and 10,000 shares issued and outstanding, respectively	10	10
Common stock, $0.001 par value, 250,000,000 and 250,000,000 shares authorized, 38,094,567 and 35,094,567 shares issued and outstanding, respectively	38,095	35,095
Additional paid-in capital	12,580,502	12,553,502
Accumulated deficit	(13,277,936)	(12,904,749)
Total stockholders' deficit	(659,329)	(316,142)
Total Liabilities and Stockholders' Deficit	$218,566	$202,781

The accompanying notes are an integral part of these unaudited financial statements.

F-2

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statements of Operations

(unaudited)

	SucceSsor	Predecessor
	For the three Months Ended March 31, 2025	For the three Months Ended March 31, 2024

REVENUES	$—	$12,830

COSTS AND EXPENSES
Consulting and professional fees	31,461	—
General and administrative	35,416	3,078
Research and development	56,211	42,052
Total Costs and Expenses	123,108	45,130

Loss From Operations	(123,108)	(32,300)

OTHER EXPENSE
Fair value of share settled debt	241,095	—
Interest expense	8,984	—
Total Other Expense	250,079	—

Loss before income taxes	(373,187)	(32,300)
Provision for income taxes	—	—
Net loss	(373,187)	(32,300)

Basic and fully diluted loss per common share	$(0.01)	$(323.00)
Basic and fully diluted weighted average common shares outstanding	35,461,234	100

The accompanying notes are an integral part of these unaudited financial statements.

F-3

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statement of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2025 and 2024

(unaudited)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2023	100	$—	—	$—	35,094,567	$35,095	$12,293,443	$(12,584,282)	$(255,744)

Net loss for the three months ended March 31, 2024	—	—	—	—	—	—	—	(32,300)	(32,300)
Balance, March 31, 2024	100	$—	—	$—	35,094,5670	35,095	$12,293,443	$(12,616,582)	$(288,044)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2024	100	$—	10,000	$10	35,094,567	$35,095	$12,553,502	$(12,904,749)	$(316,142)

Common stock issued for cash	—	—	—	—	3,000,000	3,000	27,000	—	30,000

Net loss for the three months ended March 31, 2025	—	—	—	—	—	—	—	(373,187)	(373,187)
Balance, March 31, 2025	100	$—	10,000	$10	38,094,567	$38,095	$12,580,502	$(13,277,936)	$(659,329)

The accompanying notes are an integral part of these unaudited financial statements.

F-4

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statements of Cash Flows

(unaudited)

	Successor	Predecessor
	For the three Months Ended March 31, 2025	For the three Months Ended March 31, 2024
Cash Flows From Operating Activities:
Net loss	$(373,187)	$(32,300)
Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Amortization of debt discount	1,438	—
Fair value of share settled debt	241,095	—
Changes in operating assets and liabilities:
Prepaid expenses	(6,875)	—
Accounts payable	19,659	—
Accrued interest	37,481	—
Net cash used in operating activities	(80,389)	(10,384)

Cash Flows From Financing Activities:
Proceeds from the issuance of convertible notes payable	50,000	—
Proceed from the issuance of common stock	30,000	—
Proceeds from the issuance of notes payable	9,299	—
Repayments of related parent company advances	—	(18,280)
Net cash provided by financing activities	89,299	(18,280)
Net change in cash	8,910	(50,580)
Cash, beginning of period	100	—
Cash, end of period	$9,010	$49,420

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-5

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Notes to Unaudited Financial Statements

Three Months Ended March 31, 2025 and 2024

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Exousia Pro,Inc., a Florida corporation (formerly Marijuana, Inc. and GRN Holding Corporation) and subsidiaries (the “Company” or “Successor”). The Company was incorporated in the State of Nevada on April 28, 2010, as Norman Cay Development, Inc. The Company’s corporate name changed to Discovery Gold Corp., in July 2012. The Company’s corporate name changed to became GRN Holding Corporation, in November 2019. The Company’s corporate name changed to Marijuana, Inc., in October 2024. The Company’s name changed to Exousia Pro, Inc., in April 2025.

On December 31, 2024, pursuant to a Stock Purchase Agreement between the Company and Ludwig Enterprises, Inc., the Company acquired Exousia AI, Inc. (“Exousia AI” or the “Predecessor”), incorporated on June 3, 2023 in the state of Wyoming. Exousia AI assets embody a joint venture with a Japanese biotech company to manufacture and deliver mammalian and plant-based exosomes containing nucleic acids, such as DNA and mRNA to tissues and cells.

Basis of Presentation

The unaudited consolidated financial statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. The Company has elected a calendar year-end.

The Company was designated a “Shell Company” prior to its acquisition of Exousia AI, resulting in Exousia AI being deemed a “Predecessor” company. The accompanying unaudited financial statements and notes for the periods presented prior to the acquisition date of December 31, 2024, are those of the Predecessor. The Company’s unaudited consolidated financial statements and notes as of and after the acquisition date of December 31, 2024, are those of the Successor.

Goodwill and Indefinite-Lived Intangible Assets

The Company has goodwill and certain indefinite-lived intangible assets that have been recorded in connection with the acquisition of a business. Goodwill and indefinite-lived assets are not amortized, but instead are tested for impairment at least annually. Goodwill represents the excess of the purchase price of an acquired business over the estimated fair value of the underlying net tangible and intangible assets acquired. The Company tests goodwill resulting from acquisitions for impairment annually, or whenever events or changes in circumstances indicate an impairment. For purposes of the goodwill impairment test, the Company has determined that it currently operates as a single reporting unit. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. There were no impairments during the periods presented.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, as well as accounts payable, accrued interest, deferred revenue and related part payables approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. A convertible note of the Company is required to be recorded at fair value on a recurring basis. Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in an orderly transaction based on market participants. Factors that the Company considered when estimating the fair value of its convertible notes payable included quoted market prices of the Company’s common stock. The level of the convertible notes payable is considered as Level 1.

F-6

The following table presents the Company’s liabilities that are measured at fair value on a recurring basis, consistent with the fair value hierarchy provisions.

March 31, 2025
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Convertible notes	$303,841	$—	$—	$303,841
Total	$303,841	$—	$—	$303,841

December 31, 2024
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Convertible notes	$62,746	$—	$—	$62,746
Total	$62,746	$—	$—	$62,746

New Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

The Company presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The calculation of basic and diluted net loss per share is as follows:

	For the Three Months Ended March 31,
	2025	2024
Basic and Diluted Loss Per Share:
Numerator:
Net loss	$(373,187)	$(10,384)
Denominator:
Weighted average common shares outstanding	35,461,234	100
Basic and Diluted net loss per share	$(0.01)	$(103.84)

F-7

Convertible Debt Instruments

The Company follows ASC 480-10, Distinguishing Liabilities from Equity in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying Statements of Operations.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company’s Sole Director, Michael Sheikh, made a $100 advance to the Company during December 2024 to open a bank account. The advance is due on demand and bears no interest. The balance was $100 as of March 31, 2025 and December 31, 2024, respectively.

NOTE 3 - ALLIANCE AGREEMENT

During January 2025, the Company’s wholly owned subsidiary, Exousia Pro, Inc. (“Pro”), entered into an Alliance Agreement (“Alliance”) with Progenicyte Japan Co., LTD (”Pro Japan”). The Alliance calls for collaboration on further development, advancement and commercialization of specific products and technologies aimed at leveraging the expertise and resources of both parties. Pro has agreed to fund and assist in the development of next stage research and clinical trials using Pro Japan know-how and exosome technologies and inventions. In exchange, Pro has agreed to issue ownership interests of 30% to Pro Japan.

NOTE 4 - NOTES AND CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company evaluates its hybrid convertible debt instruments with unconditional obligations allowing settlement by issuing a variable number of its equity shares to determine proper classification and accounting. The Company classifies the hybrid convertible debt instruments as a liability upon being convertible at the option of the holders due to the conversion terms being based on fixed monetary amounts known at inception, in this case, settlement with a variable number of the Company’s equity shares. As such, conversion options are carried as a liability at fair value at each balance sheet date with a re-measurement reported as a change in fair value of share-settled debt in other (income) expense in the accompanying condensed statements of operations.

During March 2025, the Company issued and delivered a $65,000 convertible note. The convertible note has a $15,000 face discount, bears interest at 8% per annum, is due October 30, 2025, and is convertible into shares of Company common stock at any time at a 25% discount to the then-trading price; provided, however, that the holder of the convertible note may not convert into a number of shares of common stock that would cause the holder to exceed 9.99% ownership of Company common stock. In addition, the convertible note carries rights of qualification and rights of registration. Should the Consulting Note be converted into shares of common stock of the Company that are the subject of an Offering Statement on Form 1-A (the “Reg A”) or a Registration Statement on Form S-1 (the “S-1”), the conversion price would be equal to the offering price of the shares offered under the Reg A or the S-1, as the case may be. The balance of the convertible note was $65,000, the fair value of the conversion option was $73,122 and the unamortized debt discount was $13,562 at March 31, 2025. Amortization of face value debt discount is being done over the life of the convertible note and was $1,438 for the three months ended March 31, 2025.

Consulting Agreement

Pursuant to a consulting agreement, the Company issued and delivered a $200,000 convertible note to Donald Steinberg. The convertible note bears interest at 8% per annum, is due October 30, 2025, and is convertible into shares of Company common stock at any time at a 25% discount to the then-trading price; provided, however, that the holder of the convertible note may not convert into a number of shares of common stock that would cause the holder to exceed 9.99% ownership of Company common stock. In addition, the convertible note carries rights of qualification and rights of registration. Should the Consulting Note be converted into shares of common stock of the Company that are the subject of an Offering Statement on Form 1-A (the “Reg A”) or a Registration Statement on Form S-1 (the “S-1”), the conversion price would be equal to the offering price of the shares offered under the Reg A or the S-1, as the case may be. The balance of the consulting agreement convertible note was $200,000 and $200,000 at March 31, 2025 and December 31, 2024, respectively. The fair value of the conversion option was $230,719 and $62,746 at March 31, 2025 and December 31, 2024, respectively.

F-8

The Company’s convertible notes payable consist of the following at:

	March 31, 2025	December 31, 2024
Convertible note payable, interest at 8%, unsecured, due October 30, 2025	$430,719	$262,746
Convertible note payable, 30% face discount, interest at 8%, unsecured, due February 24, 2026	139,560	—
Total:	555,279	262,746
Less: current portion	$(555,249)	$(262,746)
Long-term notes payable	$—	$—

During the three months ended March 31, 2025 and 2024, the Company recognized a $241,095 loss in fair value as a result of the conversion options on the above-mentioned convertible debt.

Notes Payable

Legal Services

Pursuant to a legal services agreement, the Company issued and delivered a $25,000 convertible note to NLF Support Services, LLC. The convertible note bears interest at 8% per annum, is due November 18, 2025 and automatically converts into shares of the Company’s common stock on the date on which the Company’s offering circular with respect to the offering of Common Stock pursuant to Regulation A is first “qualified” by the SEC and any other relevant state or other jurisdictional qualification. On the qualification date, the outstanding balance, including accrued interest at the rate equal to the price of the Regulation A offering. The balance of the legal services Note was $25,000 and $25,000 at March 31, 2025 and December 31, 2024, respectively.

Acquisition

On December 31, 2024, the Company and Ludwig Enterprises, Inc. (the “LUDG”) entered into a Stock Purchase Agreement, pursuant to which the Company issued a $100,000 principal amount promissory note (the “Purchaser Note”). The Purchaser Note bears interest at eight percent (8%) per annum, with principal and accrued interest due December 31, 2025 and is secured by all of the asset of Exousia AI. During the year ended December 31, 2024, a third party company lent the Company a total of $24,551 in advances to pay corporate expenses. The balance of the Purchaser Note was $100,000 and $100,000 at March 31, 2025 and December 31, 2024, respectively.

Advances Payable

During the year ended December 31, 2024, a third party company lent the Company a total of $24,551 in advances to pay corporate expenses. The amounts are due on demand, unsecured and accrue interest at 8% per annum. The balance of the advances was $24,551 and $24,551 at March 31, 2025 and December 31, 2024, respectively.

During the three months ended March 31, 2025, a third party company lent the Company a total of $9,299 in advances to pay corporate expenses. The amounts are due on demand, unsecured and accrue interest at 8% per annum. The balance of the advances was $9,299 and $9,299 at March 31, 2025 and December 31, 2024, respectively.

The Company’s notes payable consist of the following at:

	March 31, 2025	December 31, 2024
Contingent convertible note payable, interest at 8%, unsecured, due October 30, 2025	$25,000	$25,000
Note payable, interest at 8%, unsecured, due upon demand.	24,551	24,551
Note payable, interest at 8%, unsecured, due upon demand.	9,299	—
Note payable, interest at 8%, secured by certain assets, due December 31, 2025	100,000	—
Total:	158,850	149,551
Less: current portion	$(158,850)	$(149,551)
Long-term notes payable	$—	$—

F-9

NOTE 5 - PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 100 shares have been designated Series A Preferred Stock and of which 10,000 shares have been designated Series B.

Series A Preferred Stock

The holders of the Series A Preferred Stock have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights. The Series A Preferred Stock possess no rights of conversion.

In April 2022, the Company issued Donald Steinberg, as the newly appointed CEO of the Company, 100 shares of Series A Preferred Stock as compensation. In June 2022, Mr. Steinberg transferred such 100 Shares of Series A Preferred Stock to Earth Onyx LLC, an entity controlled by him. On October 30, 2024, Mr. Steinberg sold such 100 shares of Series A Preferred Stock to Michael Sheikh.

Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock shall be entitled to one (1) vote in all matters requiring shareholder approval. Dividends: The Series B Convertible Preferred Stock shall be treated pari passu with the Company's common stock, except that the dividend on each share of Series B Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the Common Stock multiplied by the Conversion Rate. Liquidation: Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series B Convertible Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Series B Convertible Preferred Stock shall be equal to the amount of the payment on each share of the Common Stock multiplied by the Conversion Rate. Conversion: Each share of the Series B Convertible Preferred Stock shall be convertible into Four Thousand Seven Hundred (4,700) shares of the Common Stock; a holder of shares of Series B Convertible Preferred Stock shall be required to convert all of such holder's shares of Series B Convertible Preferred Stock, should any such holder exercise his, her or its rights of conversion; the Series B Convertible Preferred Stock may be converted into shares of the Common Stock any time after the date that is six months immediately following the effective date of the Common Stock's uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.

In December 2024, the Company issued 10,000 shares of Series B Convertible Preferred Stock to Ludwig Enterprises, Inc., pursuant to a Stock Purchase Agreement.

NOTE 6 - LEASE

On January 15, 2025, the Company executed a one-year lease agreement with Wellspring USA for lab space located in Orlando, Florida. The lease provides for renewals annually at the option of the Company. The leased premises is comprised of 1,000 square feet and the monthly rental payment is $2,161.

NOTE 7 - GOING CONCERN

The Company’s consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has recently accumulated losses since its inception and has had negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company's ability to continue as a going concern are as follows:

The ability to continue the Company’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. The Company expects to continue to incur losses for the immediate future and will need additional equity or debt financing until the Company can achieve profitability and positive cash flows from operating activities. The Company’s future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

F-10

There can be no assurance that The Company will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of The Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 8 - SUBSEQUENT EVENTS

Sales of Common Stock

During April 2025, the Company sold 2,200,000 shares of common stock for $110,000 in cash, or $0.05 per share.

Other

Management has evaluated subsequent events through May 20, 2025.

F-11

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Balance Sheets

(unaudited)

	Successor	Predecessor
ASSETS	December 31, 2024	December 31, 2023
Current Assets:
Cash	$100	$100,000
Total Current Assets	100	100,000

Long-Term Assets:
Intangible assets	202,681	—
Total Long-Term Assets	202,681	—

Total Assets	$202,781	$100,000

LIABILITIES AND STOCKHOLDER DEFICIT

Current Liabilities:
Accounts payable	$53,319	$—
Accrued interest payable	3,207	—
Accrued product deliverable	50,000	—
Convertible notes payable	287,746	—
Notes payable	124,551	—
Notes payable, related party	100	—
Due to parent	—	110,384
Total Current Liabilities	518,923	110,384

Total Liabilities	518,923	110,384

Stockholders' Deficit:
Preferred Series A stock, $0.001 par value, 100 and 100 shares authorized, 100 and 100 issued and outstanding, respectively	—	—
Preferred Series B stock, $0.001 par value, 10,000 and 10,000 shares authorized, 10,000 and 0 shares issued and outstanding, respectively	10	—
Common stock, $0.001 par value, 750,000,000 and 750,000,000 shares authorized, 35,094,567 and 100 shares issued and outstanding, respectively	35,095	10
Additional paid-in capital	12,553,502	(10)
Accumulated deficit	(12,904,749)	(10,384)
Total stockholders' deficit	(316,142)	(10,384)
Total Liabilities and Stockholders' Deficit	$202,781	$100,000

The accompanying notes are an integral part of these unaudited financial statements.

F-12

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statements of Operations

(unaudited)

	Predecessor
	For the Year Ended December 31,
	2024	2023

REVENUES	$—	$—

COSTS AND EXPENSES
Consulting and professional fees	233,375	—
General and administrative	5,046	384
Research and development	15,893	10,000
Total Costs and Expenses	254,314	10,384

Loss From Operations	(254,314)	(10,384)

OTHER EXPENSE
Loss on acquisition of subsidiary	200	—
Fair value of share settled debt	62,746
Interest expense	3,207	—
Total Other Expense	66,153	—

Loss before income taxes	(320,467)	(10,384)
Provision for income taxes	—	—
Net loss	(320,467)	(10,384)

Basic and fully diluted loss per common share	$(0.01)	$(103.84)
Basic weighted average common shares outstanding	35,094,567	100

The accompanying notes are an integral part of these unaudited financial statements.

F-13

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2024, and April 30, 2024

(unaudited)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Predecessor
Balance at inception June 6, 2023	—	$—	—	$—	—	$—	$—	$—	$—
Common stock issued for incorporation	—	—	—	—	10,000	10	(10)	—	—
Net loss for the period ended December 31, 2023	—	—	—	—	—	—	—	(10,384)	(10,384)
Balance , December 31, 2023	—	$—	—	$—	10,000	$10	$(10)	$(10,384)	$(10,384)

Successor
Balance, December 31, 2023	100	—	—	—	35,094,567	35,095	12,396,762	(12,584,282)	(152,425)
Payment of accounts payable by related party contributed to capital	—	—	—	—	—	—	54,069	—	54,069
Preferred stock series B issued for purchase of Exousia AI	—	—	10,000	10	—	—	102,671	—	102,681
Net loss for the year ended December 31, 2024	—	—	—	—	—	—	—	(320,467)	(320,467)
Balance , December 31, 2024	100	$—	10,000	$10	35,094,567	$35,095	$12,553,502	$(12,904,749)	$(316,142)

The accompanying notes are an integral part of these unaudited financial statements.

F-14

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Consolidated Statements of Cash Flows

(unaudited)

	Predecessor
	For the Years Ended December 31,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(320,467)	$(10,384)
Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Consulting expense from issuance of convertible note payable	200,000	—
Fair value of share settled debt	62,746	—
Loss on acquisition of subsidiary	200	—
Changes in operating assets and liabilities:
Accounts payable	4,763	—
Accrued interest	3,207	—
Net cash used in operating activities	(49,551)	(10,384)

Cash Flows From Financing Activities:
Proceeds from parent company advances	—	110,384
Payments on notes payable, related party	100	—
Proceeds from the issuance of notes payable	49,551	—
Net cash provided by financing activities	49,651	110,384
Net change in cash	100	100,000
Cash, beginning of period	—	—
Cash, end of period	$100	$100,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt paid by officer and contributed to capital	$53,421	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-15

Exousia Pro, Inc.

(formerly Marijuana, Inc. and GRN Holding Corporation)

Notes to Unaudited Financial Statements

Years Ended December 31, 2024, and April 30, 2024

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Exousia Pro, Inc., a Florida corporation (formerly Marijuana, Inc. and GRN Holding Corporation) and subsidiaries (the “Company” or “Successor”). The Company was incorporated in the State of Nevada on April 28, 2010, as Norman Cay Development, Inc. The Company’s corporate name changed to Discovery Gold Corp., in July 2012. The Company’s corporate name changed to became GRN Holding Corporation, in November 2019. The Company’s corporate name changed to Marijuana, Inc., in October 2024. The Company’s corporate name changed to Exousia Pro, Inc., in April 2025.

Effective October 30, 2024, a change in control of the Company occurred. On such date, Earth Onyx, LLC (Donald Steinberg) sold 100 shares, or 100% of the outstanding shares, of the Company’s Series A Preferred Stock to Michael Sheikh. In connection with the change in control, Donald Steinberg resigned as the Sole Director and Michael Sheikh was appointed as the new Sole Director. Michael Sheikh now serves as the Chief Executive Officer and Secretary of the Company.

On December 31, 2024, pursuant to a Stock Purchase Agreement between the Company and Ludwig Enterprises, Inc., the Company acquired Exousia AI, Inc. (“Exousia AI” or the “Predecessor”), incorporated on June 3, 2023 in the state of Wyoming. Exousia AI assets embody a joint venture with a Japanese biotech company to manufacture and deliver mammalian and plant-based exosomes containing nucleic acids, such as DNA and mRNA to tissues and cells. See Note 3 – Acquisitions.

Basis of Presentation

The unaudited consolidated financial statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. The Company has elected a calendar year-end.

The Company was designated a “Shell Company” prior to its acquisition of Exousia AI, resulting in Exousia AI being deemed a “Predecessor” company. The accompanying unaudited financial statements and notes for the periods presented prior to the acquisition date of December 31, 2024, are those of the Predecessor. The Company’s unaudited consolidated financial statements and notes as of and after the acquisition date of December 31, 2024, are those of the Successor.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of unaudited consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and Indefinite-Lived Intangible Assets

The Company has goodwill and certain indefinite-lived intangible assets that have been recorded in connection with the acquisition of a business. Goodwill and indefinite-lived assets are not amortized, but instead are tested for impairment at least annually. Goodwill represents the excess of the purchase price of an acquired business over the estimated fair value of the underlying net tangible and intangible assets acquired. The Company tests goodwill resulting from acquisitions for impairment annually, or whenever events or changes in circumstances indicate an impairment. For purposes of the goodwill impairment test, the Company has determined that it currently operates as a single reporting unit. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. There were no impairments during the periods presented.

F-16

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, as well as accounts payable, accrued interest, deferred revenue and related part payables approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. A convertible note of the Company is required to be recorded at fair value on a recurring basis. Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in an orderly transaction based on market participants. Factors that the Company considered when estimating the fair value of its convertible notes payable included quoted market prices of the Company’s common stock. The level of the convertible notes payable is considered as Level 1.

The following table presents the Company’s liabilities that are measured at fair value on a recurring basis, consistent with the fair value hierarchy provisions.

December 31, 2024
	Quoted Prices in Active Markets for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Convertible notes	$62,746	$—	$—	$62,746
Total	$62,746	$—	$—	$62,746

New Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Series Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 improves reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses. ASU 2023-07 also requires disclosure of incremental segment information on an annual and interim basis for all public entities. ASU 2023-07 was effective January 1, 2024 for The Company. The adoption of ASU 2023-07 did not have a significant impact on The Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU “2023-09”). ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The amendments require that public business entities provide on an annual basis to (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 also requires all entities disclose on an annual basis the amount of income taxes paid disaggregated by federal, state and foreign and disaggregated by individual jurisdictions for amounts greater than 5% of income taxes paid. ASU 2023-09 is effective for the Company for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

F-17

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for the Company for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial position and results of operations.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not currently expected to have a material effect on The Company’s consolidated financial position, results of operations or cash flows.

Basic and Diluted Loss Per Share

The Company presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The calculation of basic and diluted net loss per share is as follows:

	For the Years Ended December 31,
	2024	2023
Basic and Diluted Loss Per Share:
Numerator:
Net loss	$(320,467)	$(10,384)
Denominator:
Weighted average common shares outstanding	35,094,567	100
Basic and Diluted net loss per share	$(0.00)	$(103.84)

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Convertible Debt Instruments

The Company follows ASC 480-10, Distinguishing Liabilities from Equity in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying Statements of Operations.

F-18

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company’s Sole Director, Michael Sheikh, made a $100 advance to the Company during December 2024 to open a bank account. The advance is due on demand and bears no interest. The balance was $100 as of December 31, 2024.

During October 2024, in conjunction with a change in control transaction, the Company’s former chief executive paid $54,069 in accounts payable and contributed the amount to capital.

NOTE 3 - ACQUISITIONS, JOINT VENTURES AND SHARE EXCHANGE AGREEMENTS

Exousia AI

On December 31, 2024, the Company and Ludwig Enterprises, Inc. (the “LUDG”) entered into a Stock Purchase Agreement, as amended (the “Exousia SPA”), pursuant to which the Company purchased 100% ownership of a subsidiary of LUDG, Exousia AI in exchange for delivery of (a) 10,000 shares of Series B Convertible Preferred Stock (the “Series B Shares”) and (b) a $100,000 principal amount promissory note (the “Purchaser Note”). The Purchaser Note bears interest at eight percent (8%) per annum, with principal and accrued interest due December 31, 2025. As further consideration for the Company’s entering into the Exousia SPA, LUDG agreed to a lock-up of the Series B Shares for the period from December 31, 2024, and expiring on the date that is six months immediately following the effective date of the Company’s common stock’s uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.

In connection with the Exousia SPA, the Company and LUDG entered into a Pledge Agreement (the “Pledge Agreement”), to secure the Company’s payment obligations under the Purchaser Note.

The acquisition did not result in a change in voting control, nor are any members of LUDG management or ownership part of Company management or board of directors going forward. As of the acquisition date, LUDG has voting rights on all matters requiring shareholder approval based on one vote per share of Series B, or 10,000 votes. In accordance with the terms of the Convertible Preferred Stock, each share is convertible into 4,700 shares of the Company’s common stock any time after six months following the effective date of the Company’s common stock uplisting to any tier of the NASDAQ Stock Market. As such, future conversions may result in a change of control.

The Stock Purchase Agreement was accounted for as an acquisition of Exousia AI by Marijuana Inc., whereby Marijuana Inc. was determined to be the legal and accounting acquirer. However, the Company was deemed a “Shell Company” prior to the acquisition, with no substantial operations and continuing operations being those of Exousia AI and was deemed to be the Successor entity, with Exousia AI deemed the Predecessor (See Note 1).

The following table summarized the consideration transferred for the acquisition of Exousia AI:

Preferred stock series B	$206,000
Secured promissory notes	100,000
Acquisition consideration	$306,000

The following table summarized the acquisition date fair value of the purchase price assigned to each asset acquired and liability of Exousia AI assumed:

ASSETS ACQUIRED
Fair value of intangible assets acquired	$202,681

LIABILITIES ASSUMED
Accounts payable	53,319
Due to joint venture partner	50,000
Total liabilities Assumed	$103,319

LUDG valued the purchase price of the shares of the Series B Convertible Preferred Stock based on cost of the main asset purchased by the Company in the absence of supported and reasonable fair market value approaches. The valuation yielded a valuation of approximately $202,681.

The balance on the Purchaser Note was $100,000 at December 31, 2024.

KRTL International Corporation

On January 12, 2024, the Company entered an agreement with KRTL International Corporation, by which KRTL would provide the necessary infrastructure, including a Cannabis distribution center and delivery service, to facilitate the distribution and delivery of Viva Bud’s products. In compensation for distribution, the Company issued 200,000 shares of its common stock valued at $200 and was to pay KRTL 20% of net income (and stock of equal value) generated from sales of Viva Bud through KRTL’s distribution channels. This agreement was terminated in October 2024.

F-19

One World Legends, Inc.

On August 13, 2023, the Company held a special meeting of the board of directors wherein it was recommended that the Company should enter into a Joint Venture Agreement with One World Legends Inc., and it was further resolved that in anticipation of the Joint Venture Agreement, the Company authorized the issuance of 3,000,000 shares of common stock to One World Legends to constitute the complete and final fulfillment of the share transaction obligations under the Joint Venture Agreement between the Company and One World Legends.

Viva Marketing, Inc.

On August 4, 2023, the Company entered into a Business Acquisition Agreement with Viva Marketing Inc., wherein the Company purchased the financial consulting and management of all of Viva Marketing Inc.'s assets and liabilities, in exchange for $100.

Marijuana Inc. of Florida

On May 22, 2023, the Company entered into a Share Exchange Agreement with Marijuana Inc. of Florida, wherein the Company received all of the issued and outstanding shares of Marijuana Inc. of Florida in exchange for 15,555,000 shares of the Company’s common stock. On July 6, 2023, the Company issued 13,645,000 of the 15,555,000 shares for the share exchange, and another 1,910,000 had yet to be issued to complete the full stock exchange. The Share Exchange Agreement was later amended so only 13,645,000 shares of the Company’s common stock were to be issued to complete the acquisition of Marijuana Inc. For stock-based compensation purposes, the 13,645,000 common shares issued on July 6, 2023, were measured at the adjusted close of $0.10 per share as of such date. The Company rescinded this acquisition and is currently seeking the return of the issued shares.

Mendocino Green, LLC – 2023

On March 29, 2023, the Company issued 4,000,000 shares of common stock for 100% acquisition of Mendocino Green LLC per a stock purchase agreement dated March 16, 2023. These shares were valued at $0.50 per share and the acquisition was later rescinded and the 4,000,000 shares of common stock were returned and cancelled.

NOTE 4 - CONVERTIBLE NOTES PAYABLE

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company evaluates its hybrid convertible debt instruments with unconditional obligations allowing settlement by issuing a variable number of its equity shares to determine proper classification and accounting. The Company classifies the hybrid convertible debt instruments as a liability upon being convertible at the option of the holders due to the conversion terms being based on fixed monetary amounts known at inception, in this case, settlement with a variable number of the Company’s equity shares. As such, conversion options are carried as a liability at fair value at each balance sheet date with a re-measurement reported as a change in fair value of share-settled debt in other (income) expense in the accompanying condensed statements of operations.

Consulting Agreement

Pursuant to a consulting agreement, the Company issued and delivered a $200,000 convertible note to Donald Steinberg. The convertible note bears interest at 8% per annum, is due October 30, 2025, and is convertible into shares of Company common stock at any time at a 25% discount to the then-trading price; provided, however, that the holder of the convertible note may not convert into a number of shares of common stock that would cause the holder to exceed 9.99% ownership of Company common stock. In addition, the convertible note carries rights of qualification and rights of registration. Should the Consulting Note be converted into shares of common stock of the Company that are the subject of an Offering Statement on Form 1-A (the “Reg A”) or a Registration Statement on Form S-1 (the “S-1”), the conversion price would be equal to the offering price of the shares offered under the Reg A or the S-1, as the case may be.

Legal Services

Pursuant to a legal services agreement, the Company issued and delivered a $25,000 convertible note to NLF Support Services, LLC. The convertible note bears interest at 8% per annum, is due November 18, 2025 and automatically converts into shares of the Company’s common stock on the date on which the Company’s offering circular with respect to the offering of Common Stock pursuant to Regulation A is first “qualified” by the SEC and any other relevant state or other jurisdictional qualification. On the qualification date, the outstanding balance, including accrued interest at the rate equal to the price of the Regulation A offering.

F-20

The Company’s convertible notes payable consist of the following at:

	December 31,
	2024	2023
Convertible note payable, interest at 8%, unsecured, due October 30, 2025	$262,746	$—
Convertible note payable, interest at 8%, unsecured, due November 18, 2025	25,000	—
Total:	287,746	—
Less: current portion	$(287,746)	$—
Long-term notes payable	$—	$—

During the year ended December 31, 2024, the Company recognized a $62,746 loss in fair value as a result of the conversion options on the above-mentioned convertible debt.

NOTE 5 - PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 100 shares have been designated Series A Preferred Stock and of which 10,000 shares have been designated Series B.

Series A Preferred Stock

The holders of the Series A Preferred Stock have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of: (a) the total number of shares of common stock which are issued and outstanding at the time of any election or vote by the shareholders; plus (b) the number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights. The Series A Preferred Stock possess no rights of conversion.

In April 2022, the Company issued Donald Steinberg, as the newly appointed CEO of the Company, 100 shares of Series A Preferred Stock as compensation. In June 2022, Mr. Steinberg transferred such 100 Shares of Series A Preferred Stock to Earth Onyx LLC, an entity controlled by him. On October 30, 2024, Mr. Steinberg sold such 100 shares of Series A Preferred Stock to Michael Sheikh.

Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock shall be entitled to one (1) vote in all matters requiring shareholder approval. Dividends: The Series B Convertible Preferred Stock shall be treated pari passu with the Company's common stock, except that the dividend on each share of Series B Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the Common Stock multiplied by the Conversion Rate. Liquidation: Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series B Convertible Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Series B Convertible Preferred Stock shall be equal to the amount of the payment on each share of the Common Stock multiplied by the Conversion Rate. Conversion: Each share of the Series B Convertible Preferred Stock shall be convertible into Four Thousand Seven Hundred (4,700) shares of the Common Stock; a holder of shares of Series B Convertible Preferred Stock shall be required to convert all of such holder's shares of Series B Convertible Preferred Stock, should any such holder exercise his, her or its rights of conversion; the Series B Convertible Preferred Stock may be converted into shares of the Common Stock any time after the date that is six months immediately following the effective date of the Common Stock's uplisting to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), the NYSE American or any successor to such markets.

In December 2024, the Company issued 10,000 shares of Series B Convertible Preferred Stock to Ludwig Enterprises, Inc., pursuant to a Stock Purchase Agreement. See Note 3 Acquisitions, Joint Ventures and Share Exchange Agreements.

NOTE 6 - GOING CONCERN

The Company’s consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has recently accumulated losses since its inception and has had negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Company's ability to continue as a going concern are as follows:

F-21

The ability to continue the Company’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. The Company expects to continue to incur losses for the immediate future and will need additional equity or debt financing until the Company can achieve profitability and positive cash flows from operating activities. The Company’s future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that The Company will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of The Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - SUBSEQUENT EVENTS

Lease

On January 15, 2025, the Company executed a lease agreement with Wellspring USA for lab space located in Orlando, Florida. The leased premises is comprised of 1,000 square feet and the monthly rental payment is $2,161.

Alliance Agreement

On January 20, 2025, the Company executed an Alliance Agreement with Progenicyte Japan CO., LTD, which is embodied in the Company’s subsidiary, Exousia Pro, Inc. Through Exousia Pro, the Company now holds the worldwide license in perpetuity for Progenicyte’s patent covering the loading of Exosomes. Exousia Pro is required to pay Progenictye the sum of $16,667 a month and issue it 30% of Exousia Pro’s equity as payment for the exclusive worldwide license.

Other

Management has evaluated subsequent events through March 24, 2025.

F-22

PART III – EXHIBITS

Index to Exhibits

		Incorporated by Reference to:
Exhibit No.:	Description of Exhibit	Form	Date	Exhibit	Filed/ Furnished Herewith
2. Charter and Bylaws
2.1	Articles of Conversion filed 8/4/2023	1-A	6/18/2025	2.1
2.2	Articles of Amendment - Name Change filed 11/13/2023	1-A	6/18/2025	2.2
2.3	Articles of Amendment - Authorized Share Reduction filed 12/20/2024	1-A	6/18/2025	2.3
2.4	Articles of Amendment - Series B Designation filed 3/24/2025	1-A	6/18/2025	2.4
2.5	Articles of Amendment - Name Change filed 4/2/2025	1-A	6/18/2025	2.5
2.6	Bylaws	1-A	6/18/2025	2.6
4. Subscription Agreement
4.1	Subscription Agreement	1-A	6/18/2025	4.1
6. Material Agreements
6.1	Stock Purchase Agreement between the Company and Ludwig Enterprises, Inc.	1-A	6/18/2025	6.1
6.2	Secured Promissory Note dated 12/31/2024, $100,000 principal amount, in favor of Ludwig Enterprises, Inc.	1-A	6/18/2025	6.2
6.3	Pledge Agreement between the Company and Ludwig Enterprises, Inc.	1-A	6/18/2025	6.3
6.4	Scientific Advisory Board Consulting Agreement between the Company and Robert B. Beelman	1-A	6/18/2025	6.4
6.5	Scientific Advisory Board Consulting Agreement between the Company and Marvin S. Hausman, M.D.	1-A	6/18/2025	6.5
6.6	Legal Services Agreement dated 11/18/2024 between the Company and Newlan Law Firm, PLLC	1-A	6/18/2025	6.6
6.7	8% Promissory Note dated 11/18/2024, $25,000 principal amount, in favor of NLF Support Services, LLC	1-A	6/18/2025	6.7
6.8	Legal Services Agreement dated 6/10/2025 between the Company and Newlan Law Firm, PLLC	1-A	6/18/2025	6.8
6.9	8% Promissory Note dated 6/10/2025, $20,000 principal amount, in favor of NLF Support Services, LLC	1-A	6/18/2025	6.9
6.10	8% Promissory Note dated 6/10/2025, $52,500 principal amount, in favor of NLF Support Services, LLC	1-A	6/18/2025	6.10
6.11	Stock Purchase Agreement between the Company and Ned Bass	1-A	6/18/2025	6.11
6.12	Stock Purchase Agreement between the Company and Jeff Leavitt	1-A	6/18/2025	6.12
6.13	Stock Purchase Agreement between the Company and Billy Mitchell	1-A	6/18/2025	6.13
6.14	Securities Purchase Agreement between the Company and Fusion Star Media, Inc.	1-A	6/18/2025	6.14
6.15	Convertible Promissory Note dated 2/24/2025, $65,000 principal amount, in favor of Fusion Star Media, Inc.	1-A	6/18/2025	6.15
6.16	Alliance Agreement between the Company and Progenicyte Japan CO., LTD.	1-A	6/18/2025	6.16
6.17	Scientific Advisory Board Consulting Agreement between the Company and Zachary T. Bitzer, PhD	1-A	6/18/2025	6.17
6.18	Scientific Advisory Board Consulting Agreement between the Company and Kyle H. Ambert, PhD	1-A	6/18/2025	6.18
6.19	Consulting Agreement between the Company and Marvin S. Hausman, MD	1-A	6/18/2025	6.19
6.20	Scientific Advisory Board Consulting Agreement between the Company and Anthony Smith, PhD	1-A	6/18/2025	6.20
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	1-A	6/18/2025	12.1
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	1-A	6/18/2025	12.1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on July 23, 2025.

Exousia Pro, Inc.

By:	/s/ Michael Sheikh
Michael Sheikh
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael Sheikh	July 23, 2025
Michael Sheikh
Chief Executive Officer, Acting Chief Financial Officer [Principal Accounting Officer], Secretary and Director

By:	/s/ Matthew Dwyer	July 23, 2025
Matthew Dwyer
President